                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           KOFAX IMAGE PRODUCTS, INC.
                                       AT
                              $12.75 NET PER SHARE
                                       BY

                         IMAGING COMPONENTS CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT PACIFIC TIME, ON TUESDAY, AUGUST 31, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "SHARES"), OF KOFAX IMAGE PRODUCTS, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY IMAGING COMPONENTS CORPORATION (THE "PURCHASER") AND ITS WHOLLY OWNED SUBSIDIARY, IMAGING ACQUISITION CORPORATION ("MERGER SUB"), WOULD CONSTITUTE MORE THAN FIFTY PERCENT (50%) OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"),
(II) THE RECEIPT BY PURCHASER AND MERGER SUB OF THE CASH PROCEEDS OF ITS EQUITY AND DEBT FINANCING IN AN AMOUNT NECESSARY TO CONSUMMATE THE OFFER AND (III) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "CERTAIN CONDITIONS OF THE OFFER."
                           -------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE AFFILIATED AND UNAFFILIATED SHAREHOLDERS OF THE COMPANY, (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.
                           -------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have such shareholder's signature thereon guaranteed if required by Instruction 1 thereto, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to IBJ Whitehall Bank & Trust Company, who is acting as depositary in connection with the Offer (the "Depositary"), and either deliver the Share Certificates (as defined herein) to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer -- Procedures for Tendering Shares" or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer -- Procedures for Tendering Shares."

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Dresdner Kleinwort Benson North America LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                           -------------------------

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]

                      The Dealer Manager for the Offer is:

                        [Dresdner Kleinwort Benson Logo]
August 3, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE OFFER AND MERGER............     1
INTRODUCTION................................................     5
SPECIAL FACTORS.............................................     8
  Background of the Offer...................................     8
  Recommendation of the Board of Directors; Fairness of the
     Offer and the Merger...................................    10
  Opinion of the Financial Advisor..........................    11
  Purpose of the Offer and the Merger; Plans for the
     Company................................................    11
  Appraisal Rights..........................................    13
  Certain Effects of the Offer and the Merger...............    14
  Interests of Certain Persons in the Offer and the
     Merger.................................................    14
  Source and Amount of Funds................................    16
  The Merger Agreement......................................    17
  Certain United States Federal Income Tax Consequences.....    28
  Effect of the Offer on the Market for the Shares; Exchange
     Act Registration;
     Margin Regulations.....................................    29
THE TENDER OFFER............................................    30
   1.  Terms of the Offer; Expiration Date..................    30
   2.  Acceptance for Payment and Payment for Shares........    32
   3.  Procedures for Tendering Shares......................    33
   4.  Withdrawal Rights....................................    35
   5.  Price Range of Shares; Dividends.....................    35
   6.  Certain Information Concerning the Company...........    36
   7.  Certain Information Concerning Purchaser, Merger Sub,
       DICOM and Private Equity Partners....................    39
   8.  Dividends and Distributions..........................    40
   9.  Certain Conditions of the Offer......................    40
  10.  Certain Legal Matters; Regulatory Approvals..........    42
  11.  Fees and Expenses....................................    43
  12.  Miscellaneous........................................    44
SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, MERGER SUB,
     DICOM AND PRIVATE EQUITY PARTNERS......................   I-1
SCHEDULE II
  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY...........  II-1
ANNEX A
  TEXT OF SECTION 262 OF THE DELAWARE GENERAL
    CORPORATION LAW.........................................   A-1

                          QUESTIONS AND ANSWERS ABOUT
                              THE OFFER AND MERGER

Q: WHAT IS THE OFFER?

     A: Imaging Components Corporation, a Delaware corporation ("Purchaser"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Kofax Image Products, Inc., a Delaware corporation (the "Company"), at a price of $12.75 per Share, net to the seller in cash, without interest (the "Offer Price"). Certain members of the Company's management (the "Management Group") will retain some of their Shares as set forth on Schedule 2.8 to the Merger Agreement (as defined herein) (the "Retained Shares"). The members of the Management Group and certain other of the Company's shareholders, who beneficially own an aggregate of approximately 19.5% of the current outstanding Shares (17.5% on a fully diluted basis) entitled to vote at any meeting of the shareholders of the Company, have agreed to tender all of the Shares owned by them other than the Retained Shares and to vote all Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer, pursuant to a Voting Agreement dated July 27, 1999, by and among Purchaser, Imaging Acquisition Corporation, a Delaware corporation ("Merger Sub"), each member of the Management Group and such other of the Company's shareholders signatory thereto (the "Voting Agreement").

Q: WHAT ARE THE CONDITIONS TO THE OFFER?

     A: The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with the Shares then owned directly or indirectly by Purchaser and Merger Sub, would constitute more than 50% of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") and
(ii) the satisfaction of the other conditions described in "The Tender
Offer -- Certain Conditions of the Offer."

Q: WHAT WILL HAPPEN IN THE MERGER?

     A: After the purchase of Shares pursuant to the Offer, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Purchaser (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time other than
(i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Purchaser, Merger Sub, or any other subsidiary of Purchaser, if any,
(iii) the Retained Shares, and (iv) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the Delaware General Corporations Law (the "DGCL"), will be canceled and converted automatically into the right to receive $12.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Each Share held by the Company as treasury stock or held by Purchaser, Merger Sub or any subsidiary of Purchaser, Merger Sub or the Company immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto. Each Retained Share issued and outstanding immediately prior to the Effective Time shall be exchanged for (as provided in and subject to the limitations set forth in the Merger Agreement) and become a number of fully paid and nonassessable shares of Purchaser as determined pursuant to a formula set forth in the Merger Agreement.

Q: WHO WILL OWN THE COMPANY AFTER THE MERGER?

     A: After the Merger, the Company will become a privately held company owned by Purchaser. Purchaser will be owned by DICOM GROUP plc ("DICOM"), Dresdner Kleinwort Benson Private Equity Partners LP ("Private Equity Partners"), Green Shoots Ltd. ("GSL") and the Management Group, whose members are:

        David S. Silver
        Dean A. Hough

        Ronald J. Fikert
        Richard M. Murphy
        Kevin Drum

     Certain other employees of the Company may also become members of the Management Group. DICOM, Private Equity Partners, GSL and the Management Group are referred to herein as the "Equity Investors."

Q: WHY IS THE COMPANY BEING ACQUIRED?

     A: The management of DICOM and the Company have had a long-standing relationship and have considered a combination and other strategic possibilities involving the two companies in the past. In March 1999, the Company and DICOM began reexploring a possible combination. After extensive discussion with their financial and legal advisors, DICOM and the Company decided to structure the transaction as an acquisition of the Company by Purchaser. DICOM is to be given a call option to acquire in the next 18 months the interests of Private Equity Partners and GSL in Purchaser. Separately, DICOM intends to conduct a secondary public offering on the Neuer Markt of the Frankfurt Stock Exchange, Germany's market for emerging growth companies. If successful, DICOM intends to use the proceeds from the offering to exercise its call option. Furthermore, the Board of Directors of the Company and the Equity Investors each believes that the acquisition is in the best interest of the shareholders of the Company. With its existing product line, the Company is exposed to a number of market variables, primarily through direct competition and original equipment manufacturer product enhancements, which could significantly adversely effect its operating performance. The inclusion of DICOM as an Equity Investor represents additional product and market opportunities for the Company and its employees, and is intended to decrease risk and improve operating performance. The markets for document imaging and document management and forms processing are fragmented, and this transaction is part of the current trend towards consolidation of the industry. To review the background and reasons for the Offer and the Merger in greater detail, please see "Special Factors -- Background of the Offer" beginning on page 8.

Q: WHY HAS THE MANAGEMENT GROUP DECIDED TO RETAIN AN OWNERSHIP INTEREST IN THE
   COMPANY FOLLOWING THE MERGER?

     A: A significant number of Shares and options held by members of the Management Group will be converted into the right to receive cash consideration per Share at the same Offer Price as all other holders of Shares. However, Messrs. Silver, Hough, Murphy, Fikert and Drum have decided to retain a portion of their current ownership interest in the Company. As described in "Special Factors -- Background of the Offer," the Management Group offered an expression of interest in participating economically in the Purchaser. Furthermore, because these individuals have been integral to the Company's success in the past, DICOM and Private Equity Partners believe their involvement is integral to the Company's success in the future and therefore reacted positively to the interest of these individuals and encouraged their participation.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE OFFER AND THE MERGER TO ME?

     A: You will receive an immediate cash premium (36% higher than the per Share closing price of $9.375 per Share on July 27, 1999, the last trading date before the Merger Agreement was announced) for your Shares that you may not otherwise receive in the future. You will not have the opportunity to participate in the Company's future earnings and growth, but you will not bear the risk of any decrease in the Company's value.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS TO THE EQUITY
   INVESTORS?

     A: Upon completion of the Offer and the Merger, DICOM, GSL and Private Equity Partners will indirectly own through Purchaser approximately 94.4% of the Company for a cash investment of $20.1 million. The Management Group will invest $1.2 million and indirectly own through Purchaser approximately 5.6% of the Company. Like you, the Management Group will also receive an immediate cash premium for their equity interests in the Company that are not otherwise retained. The Equity Investors will have the opportunity to participate in the Company's future earnings and growth, but they will bear the risk of any decrease in the Company's value. As a result of the Offer and the Merger, the Company will have significant amounts of indebtedness that may reduce the future value of the Company. The Equity Investors expect that the Company will be able to repay this indebtedness with cash generated from its operations, although it may not be able to do so.

Q: WHAT WILL I RECEIVE PURSUANT TO THE OFFER?

     A: You will receive $12.75 in cash, without interest, for each of your Shares. For example: If you own 100 shares of the Company common stock, upon completion of the Offer you will receive $1,275.00 in cash.

Q: HOW MANY VOTES ARE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

     A: Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least 90% of the Shares then outstanding, Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. If, however, Purchaser acquires, pursuant to the Offer, less than 90% of the Shares then outstanding, a vote of the Company's shareholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. If such a vote of the Company's shareholders is necessary, approval of the Merger will require the affirmative vote of a majority of the Shares outstanding as of the record date. Pursuant to the Voting Agreement, the Management Group and certain other shareholders of the Company, who beneficially own an aggregate of approximately 19.5% of the current outstanding Shares entitled to vote at any meeting of the shareholders of the Company, have agreed to vote all Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, assuming the number of then outstanding Shares remains the same as the number of current outstanding Shares holders of only more than an additional 30.5% of outstanding Shares would need to vote in favor of the Merger Agreement and the transactions contemplated thereby for the Merger to be approved.

Q: CAN I WITHDRAW MY SHARES ONCE I HAVE TENDERED?

     A: Yes. Your tendered Shares may be withdrawn at any time prior to the date that the Offer expires, and, unless the Shares have been accepted for payment by Purchaser pursuant to the Offer, they may also be withdrawn at any time after the date that the Offer expires. If Purchaser (i) extends the Offer, (ii) is delayed in its acceptance for payment of Shares or (iii) is unable to accept Shares for payment pursuant to the Offer for any reason, then your tendered Shares may be retained on behalf of Purchaser, and your tendered Shares may not be withdrawn except under the circumstances described in "The Tender
Offer -- Withdrawal Rights." To withdraw your tendered Shares, you must follow the instructions set forth therein.

Q: WHEN DO YOU EXPECT THE OFFER AND MERGER TO BE COMPLETED?

     A: We are working to complete the Offer and Merger by the beginning of September 1999.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE OFFER AND MERGER TO ME?

     A: To review your potential tax consequences in greater detail, see page
28.

     The tax consequences of the Merger will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Offer and the Merger to you.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANY?

     A: The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, statements and other information at the Commission's public reference room at (i) Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, (ii) Seven World Trade Center, Suite 1300, New York, New York 10048 and (iii) the Citicorp Center,

500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission. The Company's filings can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information.

Q: WHAT DO I NEED TO DO NOW?

     A: After you carefully read this document, if you would like to tender your Shares, just follow the instructions set forth in this Offer to Purchase under "The Tender Offer -- Procedures for Tendering Shares" and in the Letter of Transmittal which has been sent to you with this Offer to Purchase. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at a "Book-Entry Transfer Facility" pursuant to the procedures set forth in this Offer to Purchase under "The Tender Offer -- Procedures for Tendering Shares," (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (c) any other documents required by the Letter of Transmittal.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you would like additional copies of this document, or if you would like to ask any additional questions about the Offer and/or Merger, you should contact the Company's Information Agent or the Dealer Manager for the transactions:

                               Information Agent:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         Call Toll Free (800) 322-2885

                                Dealer Manager:

                  DRESDNER KLEINWORT BENSON NORTH AMERICA LLC
                                 75 Wall Street
                            New York, New York 10005
                            (212) 429-2000 ext. 2958

                                       or

                    Call Toll Free (800) 457-0245 ext. 2958

To the Holders of Shares of Common Stock of Kofax Image Products, Inc.:

                                  INTRODUCTION

     Imaging Components Corporation, a Delaware corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Kofax Image Products, Inc., a Delaware corporation (the "Company"), at a price of $12.75 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions, or, subject to Section 2.13 of the Merger Agreement (as defined herein) and except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of IBJ Whitehall Bank & Trust Company, who is acting as depositary in connection with the Offer (the "Depositary"), MacKenzie Partners, Inc., who is serving as information agent in connection with the Offer (the "Information Agent") and Dresdner Kleinwort Benson North America LLC, who will be the dealer manager in connection with the Offer (the "Dealer Manager"), incurred in connection with the Offer. See "The Tender Offer -- Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE AFFILIATED AND UNAFFILIATED SHAREHOLDERS OF THE COMPANY, (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.

     The Company's financial advisor, C.E. Unterberg, Towbin (the "Financial Advisor"), has delivered to the Company Board a written opinion, dated July 27, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $12.75 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the opinion of the Financial Advisor is filed as an exhibit to the statement on Schedule 13E-3 (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 13E-3") filed by Purchaser and Merger Sub with the United States Securities and Exchange Commission (the "Commission") and is incorporated herein by reference and is also filed as an exhibit to the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company with the Commission in connection with the Offer (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 14D-9"), which is being mailed to Company shareholders herewith and should be read carefully in its entirety. The opinion of the Financial Advisor is directed to the Company Board and relates only to the fairness of the cash consideration to be received in the Offer and the Merger by holders of Shares from a financial point of view, does not address any other aspect of the Offer or the Merger or related transactions, and is not intended to constitute, and does not constitute, a recommendation to any shareholder as to whether such shareholder should tender Shares in the Offer or how such shareholder should vote if a vote is held on the Merger.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD CONSTITUTE MORE THAN 50% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE RECEIPT BY PURCHASER AND MERGER SUB OF THE CASH PROCEEDS OF ITS EQUITY AND DEBT FINANCING IN AN AMOUNT NECESSARY TO CONSUMMATE THE OFFER AND (III) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 27, 1999 (the "Merger Agreement") among Purchaser, Merger Sub and the Company. The Merger Agreement provides, among other things, for the making of the Offer and further provides that, following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Purchaser. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time other than (a) Shares held by the Company or any subsidiary of the Company, (b) Shares held by Purchaser, Merger Sub, any other subsidiary of Purchaser, if any, (c) the Shares held by the Management Group as set forth on
Schedule 2.8 to the Merger Agreement (collectively, the "Retained Shares"), and
(d) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the DGCL will be canceled and converted automatically into the right to receive $12.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Special Factors -- Purpose of the Offer and the Merger; Plans for the Company" and "Special Factors -- The Merger Agreement." The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the requisite vote, if any, of the shareholders of the Company.

     Each Share held by the Company as treasury stock or held by Purchaser, Merger Sub or any subsidiary of Purchaser, Merger Sub or the Company immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto. Each Retained Share issued and outstanding immediately prior to the Effective Time shall be exchanged for (as provided in and subject to the limitations set forth in the Merger Agreement) and become (i) a number of fully paid and nonassessable shares of Class B Common Stock, par value $0.001 per share, of the Purchaser ("Purchaser Class B Common") equal to (x) 20% of the Offer Price divided by (y) $10.00 and (ii) a number of fully paid and non-assessable shares of Class A Common Stock par value $0.001 per share, of the Purchaser ("Purchaser Class A Common") equal to (x) 80% of the Offer Price divided by (y) $10.00, upon the surrender of the certificate previously representing such shares of Retained Shares.

     As described above, the members of the Management Group will not tender the Retained Shares but have, along with certain other shareholders of the Company, agreed to tender all Shares owned by them other than the Retained Shares, pursuant to a Voting Agreement dated July 27, 1999 by and among Purchaser, Merger Sub, each member of the Management Group and such other of the Company's shareholders signatory thereto (the "Voting Agreement"), a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 14D-1") filed by Purchaser with the Commission, and is incorporated herein by reference. In addition, pursuant to the Voting Agreement, the members of the Management Group and certain other shareholders of the Company have agreed to vote all Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer.

     The Company has advised Purchaser that as of the close of business on July 27, 1999, 5,243,956 Shares of common stock were issued and outstanding, and 580,555 Shares were reserved for issuance and issuable pursuant to outstanding stock options granted by the Company to employees and directors ("Existing Stock Options") and 34,000 Shares were issuable pursuant to the Company's 1997 Employee Stock Purchase Plan. As of the close of business on July 27, 1999, neither Purchaser nor Merger Sub owned any Shares. Purchaser believes that the Minimum Condition would be satisfied if Purchaser acquired 2,929,256 Shares of common stock. As described in "Special Factors -- Interests of Certain Persons in the Offer and the Merger" and "Special Factors -- The Merger Agreement," shareholders owning approximately 1,022,466 Shares have agreed to tender such Shares.

     Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least 90% of the Shares then outstanding, Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. If, however, Purchaser acquires, pursuant to the Offer, less than 90% of the Shares then outstanding, a vote of the Company's shareholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

     The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that the number of Shares so purchased by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis). In the Merger Agreement, the Company has agreed to use its reasonable best efforts to cause Purchaser's designees to be so elected to the Company Board. The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under the Merger Agreement (provided that Purchaser and Merger Sub shall have provided to the Company on a timely basis all such information with respect to Purchaser's designees). Following the election of Purchaser's designees and until the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any waiver of any of the Company's rights hereunder, or any transaction between Purchaser (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Company's directors (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors designated by such persons or person.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase and in the attached Schedules and Annexes, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Purchaser does not assume any responsibility (i) for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or (ii) for information furnished by the Financial Advisor.

     The Offer to Purchase includes information required to be disclosed pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which Rule governs so-called "going private" transactions by certain issuers or their affiliates. Purchaser does not concede as a result of providing such information or otherwise complying with Rule 13e-3 that it (or any of its affiliates) are affiliates of the Company or subject to the requirements of such Rule.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER.

     In 1992, DICOM and the Company established a commercial relationship involving DICOM'S distribution of the Company's products in Europe. DICOM has since become the Company's second largest distributor in Europe and its largest distributor in South East Asia.

     In June 1998, Dr. Otto Schmid, Chairman and Chief Executive Officer of DICOM, and Dominique Vinay, Chief Executive Officer of Quadratec SA ("Quadratec"), a French software manufacturer in which DICOM had a 6.4% equity stake, met with David S. Silver, President and Chief Executive Officer of the Company, Ronald J. Fikert, Vice President of Finance of the Company, Richard Murphy, Vice President of Sales of the Company and Kevin Drum, Vice President of Marketing of the Company, at the Company's headquarters in Irvine, California. DICOM, the Company and Quadratec decided not to pursue a transaction involving all three of the companies and no further discussions were held.

     In March 1999, Dr. Schmid, Arnold von Buren, Deputy Chief Executive of DICOM, and Christoph Loslein, Executive Director of DICOM, concluded that DICOM's goal of developing the global market for data and document capture might be served by a business combination involving DICOM and the Company.

     In an e-mail message subsequently sent to Mr. Silver, Dr. Schmid requested the opportunity to present DICOM's ideas with respect to a possible merger of the two companies to the Company's management. The Company agreed to such a presentation, and April 19, 1999 was fixed as the date that DICOM's presentation should take place.

     On April 19, 1999, at the Company's headquarters, Dr. Schmid and Mr. von Buren met with Messrs. Silver, Fikert, Murphy and Drum and proposed a merger of DICOM and the Company.

     On May 1, 1999, at a hotel in Rome, Mr. Drum presented an overview of the Company and its product lines at DICOM's annual country manager meeting. In a separate meeting, Dr. Schmid and Mr. Drum discussed possible merits of the proposed merger.

     On May 6, 1999, at the offices of Dresdner Kleinwort Benson ("DrKB") in New York City, Dr. Schmid and Mr. von Buren met Dresdner Kleinwort Benson Corporate Finance ("DrKB Corporate Finance"), Adam Lichtenstein of Private Equity Partners and Dresdner Bank AG - Global Finance ("DrKB Global Finance"), to discuss structuring and financing alternatives to the proposed transaction.

     Mr. Simon Littlewood, an independent financial consultant, was appointed by DICOM to act as a project leader on behalf of DICOM.

     On May 7 and May 8, 1999 at a hotel in New York City, Dr. Schmid, Mr. von Buren and Olle Nilsson, a country manager of one of DICOM's subsidiaries, met with Messrs. Silver, Murphy and Drum and to discuss the proposed merger. The participants addressed the long-term goals, future growth and earnings potential, core competencies, geographical coverage, management strengths and weaknesses of the Company and DICOM. An outline for a business plan (an overall mission and strategy statement with a description of possible acquisition and divestiture candidates) for the merged companies was drafted. Both DICOM and the Company believed the proposed combination had merit and decided to pursue a transaction.

     During the meetings on May 7 and May 8, DICOM suggested that it would be willing to pay a price of around $12.00 per Share for the Company. The Company proposed a price of $13.00 per Share. The participants agreed the Company would consider the discussions over the next several days and the Company's management would inform its board of directors about the results of the meetings that took place on May 7 and May 8.

     In an e-mail message dated May 15, 1999, Mr. Silver indicated that the Company remained interested in a possible transaction. The Company and DICOM agreed that meetings should take place on May 18 through May 20 to further develop the strategic benefits of the proposed combination. On May 18-20, 1999, at the offices of Stradling Yocca Carlson & Rauth, the Company's legal counsel, in Newport Beach, California, Mr. von Buren and Mr. Loslein met with Messrs. Murphy and Drum for such purposes.

     On May 18, 1999, at the offices of Kirkland & Ellis in New York City, Mr. Littlewood met with Private Equity Partners, DrKB Global Finance, DrKB Corporate Finance and attorneys from Kirkland & Ellis to discuss structural alternatives for the proposed transaction. One such structure included a private equity investment from Private Equity Partners whereby DICOM would be given a call option to acquire within 18 months Private Equity Partners' interest in the Company.

     On June 2, 1999, at DrKB's offices in Frankfurt, Germany, Dr. Schmid, Mr. Loslein and John Incledon, a Non-Executive Director of DICOM, met with representatives of DrKB Corporate Finance from New York and Frankfurt to discuss structural alternatives for the transaction and a potential equity offering of DICOM shares on the Neuer Markt of the Frankfurt Stock Exchange. If successful, DICOM would use the proceeds from such an offering to exercise its call option, among other things.

     On June 2, 1999, Mr. Silver provided information to the Company's Board of Directors relating to the merger opportunity and, during a conference call on June 3, 1999, the Board approved moving forward with the proposed transactions.

     On June 3, 1999, at DrKB's offices in Frankfurt, Germany, Dr. Schmid, Mr. Loslein and Mr. Incledon met with Messrs. Silver, Drum and Murphy and representatives of DrKB Corporate Finance from New York and Frankfurt to share conclusions about structural alternatives for the transaction and a potential equity offering of DICOM shares on the Neuer Markt of the Frankfurt Stock Exchange. One of the transaction structures presented included the transaction described herein. The Company's management offered an expression of interest in participating with the Equity Investors on an economic basis in the post-merger company.

     On June 4, 1999, at DICOM's offices in Rotkreuz, Switzerland, the DICOM Board agreed that a potential combination of the businesses of DICOM and the Company presented possible synergies. The DICOM Board (i) decided that the most efficient way to structure the proposed transaction would include a private equity investment in the Company; (ii) determined that DICOM should partner with DrKB and its affiliates to

     (a) assist and advise DICOM on the transaction,

     (b) provide, along side DICOM, equity financing for the Purchaser and

     (c) provide debt financing for the Purchaser;

and (iii) authorized further discussion and negotiation with all parties involved.

     On June 17, 1999, at DrKB's offices in New York City, Messrs. von Buren and Littlewood met with DrKB Corporate Finance and Alexander Coleman and Mr. Lichtenstein of Private Equity Partners to finalize structure and financing for the proposed transaction.

     On June 18, 1999, at DrKB's offices in New York City, Messrs. Silver and Fikert presented an overview of the Company and Mr. von Buren presented the business plan of the combined companies to Mr. Littlewood, Private Equity Partners, DrKB Global Finance and DrKB Corporate Finance.

     On June 29, 1999 at the Company's headquarters in Irvine, California, Dr. Schmid engaged in several individual discussions with members of the Company's management team about their future role in a combined company. In addition, the Company, DICOM and Private Equity Partners entered into a non-binding letter of intent outlining the general terms and conditions of a proposed transaction and confidentiality agreements. The letter of intent outlined the terms and conditions on which DICOM, through a newly-formed entity, would consider sponsoring the acquisition of all of the Shares at a purchase price of $12.75 per Share, the terms on which the new company would obtain financing for the transaction and restrictions on the Company's ability to initiate or negotiate any other acquisition proposal unless the failure to do so might cause the members of the board to breach their fiduciary duties under applicable law. The letter of intent and confidentiality agreements were presented to and, after discussion, approved by the Company's Board at a special meeting held on June 29, 1999.

     During the period from June 30, 1999 to July 27, 1999, DICOM, Private Equity Partners and DrKB Global Finance, with assistance from DrKB Corporate Finance, Kirkland & Ellis and Arthur Andersen LLP, performed customary due diligence, including meetings and discussions with the Company.

     On July 14, 1999, the Purchaser's legal counsel delivered a draft of the Merger Agreement to the Company's counsel. During the period from July 14, 1999 to July 21, 1999, representatives for the Purchaser and the Company, and their legal counsel, continued negotiations regarding the terms and conditions of the Offer and the Merger. During such time, representatives of the Company also discussed certain financial terms of the Offer and the Merger with the Financial Advisor.

     On July 19, Private Equity Partners met with its internal Commitment Committee and received approval, subject to satisfactory resolution of the terms and conditions of the Offer and Merger to commit equity financing in Purchaser of up to $16 million.

     At a meeting of the Company Board on July 21, 1999, the Company Board reviewed the Merger Agreement and the terms and conditions of the Offer and the Merger. During this meeting, the Company Board reviewed certain financial terms of the Offer and the Merger with the Company's Financial Advisor and reviewed the Merger Agreement and legal aspects of the proposed transactions with the Company's counsel. During the meeting, the Company Board expressed its satisfaction with the proposed transaction, subject to the resolution of certain issues to the Company Board's satisfaction and, at the conclusion of the meeting, the Company Board requested additional information from management concerning the nature of financing commitments received by Purchaser and the termination fee and expense provisions of the Merger Agreement. From the afternoon of July 21, 1999 to July 26, 1999, legal counsel for the parties continued negotiations concerning those issues and other provisions of the Merger Agreement.

     On July 22, 1999, after the Company Board reviewed the terms of the Merger Agreement and outlined the remaining issues to be negotiated, legal counsel for the Purchaser provided the Management Group with drafts of various documents relating to their equity participation in the Purchaser. From July 23, 1999 to July 26, 1999, the Management Group negotiated the terms of their agreements with Purchaser.

     On July 26, 1999, the Company Board met by conference call to discuss the resolution of the final issues and the final forms of the Merger Agreement and the Voting Agreement were presented to, and after discussion were approved by, the Company Board. Separately, the DICOM Board met by conference call to discuss the resolution of the final issues and final forms of the Merger Agreement and the Voting Agreement and the DICOM Board approved such agreements and transactions contemplated thereby. In addition, Private Equity Partners was satisfied with the resolution of the final issues and final forms of the agreements contemplated therein. Finally, the respective boards of directors of Purchaser and Merger Sub met by conference call to discuss the final issues and final forms of the Merger Agreement and the Voting Agreement and approved such agreements and the transactions contemplated therein.

     During the evening of July 26, 1999 and through late afternoon on July 27, 1999, the Management Group continued negotiations relating to the forms of their management agreements with representatives of the Purchaser, after which the Management Group entered into a commitment letter to exchange the Retained Shares for shares of capital stock of the Purchaser and to enter into agreements in substantially the forms negotiated with Purchaser.

     The Merger Agreement was executed and delivered at approximately 8:30 p.m., Pacific Time on July 27, 1999. The Equity Investors issued a press release on behalf of Purchaser before the opening of U.S. stock markets on July 28, 1999 announcing the Merger Agreement. The Company issued a press release on July 28, 1999 announcing the Merger Agreement. On August 3, 1999, Purchaser commenced the Offer.

     On August 2, 1999, the Purchaser and Merger Sub, after their respective boards of directors approved and authorized such assignment and assumption, agreed to assign to Purchaser all rights granted to Merger Sub under the Merger Agreement with respect to the right to offer to purchase and the right to purchase the Company's Shares in the Offer.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND THE MERGER.

     THE COMPANY. At a meeting held on July 26, 1999, the Company Board unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of the Company's affiliated and unaffiliated shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, and (iii) decided to recommend to the Company's shareholders that they accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement.

     The Company Board did not consider it necessary to appoint a special committee or to retain an unaffiliated representative to negotiate the terms of the Merger Agreement on behalf of the unaffiliated holders of Shares for the following reasons: (i) the Company Board is comprised of a majority disinterested directors, (ii) the engagement of the Financial Advisor and (iii) the disinterested members of the Company Board were aware of the interests of the members of the Management Group in the proposed transactions when deciding to approve the transactions.

     A description of the factors upon which the Company Board has based its conclusion that the Offer and the Merger, taken together, are fair and in the best interests of the Company's affiliated and unaffiliated shareholders is contained in the Schedule 14D-9 which is being mailed to the Company's shareholders herewith and should be read carefully and in its entirety. Such description is incorporated herein by reference.

     PURCHASER, MERGER SUB, DICOM AND PRIVATE EQUITY PARTNERS. Each of Purchaser, Merger Sub, DICOM and Private Equity Partners regards the acquisition of the Company as an attractive investment opportunity because it believes that the Company's future business prospects, with DICOM as an Equity Investor and the Company's new capital structure, and the upside potential from the possible exercise of the DICOM call option are favorable. Although the investment will involve a substantial risk to holders of Purchaser's common stock, each of Purchaser, Merger Sub, DICOM and Private Equity Partners believes that the long-term value of the equity investment could appreciate significantly. Each of Purchaser, Merger Sub, DICOM and Private Equity Partners believes that the price per share offered hereby and the Merger Consideration is fair to the Company's unaffiliated shareholders. In reaching this conclusion, it has taken into consideration the recent and historical prices of the Shares, see "The Tender Offer -- Price Range of Shares; Dividends", and its due diligence review of the Company. Its conclusion as to the fairness of the Offer and the Merger to the Company's unaffiliated shareholders also is supported by the conclusions of the Company Board and by the fact that the terms of the transactions were negotiated with the Company Board and its representatives at a time when each of Purchaser, Merger Sub, DICOM and Private Equity Partners did not beneficially own any Shares. Purchaser, Merger Sub, DICOM and Private Equity Partners believe that the Offer and the Merger are procedurally fair despite the absence of procedural safeguards such as the appointment of a special committee or the retention of an unaffiliated representative to negotiate the terms of the Merger Agreement because of the engagement of the Financial Advisor, the fact that the Company Board was comprised of a majority of persons not interested in the Offer and the Merger, and the fact that the disinterested members of the Company Board were aware of the interests of certain members of management in the proposed transaction. Furthermore, Purchaser, Merger Sub, DICOM and Private Equity Partners have considered the analyses and findings of the Company Board referred to above under "Special Factors -- Recommendation of the Board of Directors; Fairness of Offer and the Merger" with respect to the fairness of the Offer and the Merger to the Company's unaffiliated shareholders. Each of Purchaser, Merger Sub, DICOM and Private Equity Partners adopts the analysis and the findings of the Company Board with respect to the fairness of the Offer and the Merger. Each of Purchaser, Merger Sub, DICOM and Private Equity Partners did not assign a particular weight to any one factor.

OPINION OF THE FINANCIAL ADVISOR.

     A copy of the opinion and analysis of the Financial Advisor with respect to the Offer and the Merger are filed as exhibits to the Schedule 13E-3, and are contained in the Schedule 14D-9 which is being mailed to the Company's shareholders herewith and should be read carefully and in its entirety. Such opinion and analysis are incorporated herein by reference.

PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  PURPOSE OF THE OFFER AND THE MERGER.

     The purpose of the Offer and the Merger is for Purchaser to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire indirect ownership of all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Purchaser. The Offer is being made pursuant to the Merger Agreement. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger (except for certain Shares held by the Management Group which will be exchanged for Purchaser's shares) in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by shareholders of the Company from such shareholders to Purchaser and to provide the shareholders of the Company with cash for all of their Shares (except for the Retained Shares).

     Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement. The Company Board has unanimously approved the Merger Agreement.

     As described above, the Company Board has approved the Merger and the Merger Agreement in accordance with the DGCL and rendered inapplicable the restrictions on mergers contained in Section 203 of the DGCL. Except in the case described in the next sentence, the Company Board will be required to submit the Merger Agreement to the Company's shareholders for adoption at a shareholders' meeting convened for that purpose in accordance with the DGCL. However, if Purchaser acquires more than 90% of the outstanding Shares, Purchaser intends to cause Merger Sub to effect the Merger without a meeting of the Company's shareholders under Section 253 of the DGCL. If Purchaser cannot cause the Merger Sub to effect the Merger pursuant to Section 253 of the DGCL and shareholder approval is required, under the DGCL and the Company's Certificate of Incorporation, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding Shares. If required, the Company has agreed to convene a meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement and to include in any proxy or information statement required for such meeting the unanimous recommendation of the Company Board that the Company's shareholders vote in favor of the adoption of the Merger Agreement.

     The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that number of Shares so purchased by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis). In the Merger Agreement, the Company has agreed to use its reasonable best efforts to cause Purchaser's designees to be so appointed or elected to the Company Board. The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under the Merger Agreement (provided that Purchaser shall have provided to the Company on a timely basis all such information with respect to Purchaser's designees). Following the election of Purchaser's designees and until the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any waiver of any of the Company's rights hereunder, or any transaction between Purchaser (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Company's directors (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors designated by such persons or person.

  PLANS FOR THE COMPANY.

     It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Purchaser intends to seek additional information about the Company during this period. Thereafter, Purchaser intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Purchaser's businesses. It is expected that the business and operations of the Company would form an important part of Purchaser's future business plans.

     It is anticipated that, upon the consummation of the Merger, the current officers of the Company, except for Dean A. Hough who has resigned as an officer of the Company effective August 31, 1999, will maintain their respective positions as officers of the Surviving Corporation. The members of the Management Group will become shareholders of Purchaser. It is also anticipated that Mr. Silver will become an executive officer and a director of Purchaser and that at the Effective Time, Mr. Silver and the other directors of Purchaser will become the directors of the Surviving Corporation.

     Except as indicated in this Offer to Purchase, Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or the Company's management.

APPRAISAL RIGHTS.

     Shareholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger who do not vote in favor of the adoption of the Merger Agreement will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Shareholders should recognize that the value so determined could be higher or lower than the per Share price to be paid pursuant to the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling shareholder of a corporation involved in a merger has a fiduciary duty to other shareholders that requires that the merger be fair to other shareholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the shareholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority shareholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     The foregoing summary of the rights of objecting shareholders does not purport to state all of the procedures to be followed by shareholders desiring to exercise any available appraisal rights. The preservation and exercise of appraisal rights requires strict adherence to the applicable Provisions of the DGCL. A copy of Section 262 of the DGCL is attached hereto as Annex A and the foregoing summary is qualified in its entirety by reference to Annex A.

CERTAIN EFFECTS OF THE OFFER AND THE MERGER.

     As a result of the Offer, Purchaser will acquire an interest in the Company's net book value and net earnings in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Purchaser's direct and indirect common equity interest in such items and in the Company generally will increase to 100% and Purchaser will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Purchaser will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Subsequent to the Merger, current shareholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, such shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger. As a result of the indebtedness to be incurred in connection with the financing of the Offer and the Merger (the "Financing"), the consolidated indebtedness (including guaranteed indebtedness) of the Company will be greater than it was prior to the Financing, the equity of the Company may be lower than its equity prior to the Financing, the interest rates on such debt may be higher than the interest rates on the Company's current consolidated indebtedness, a substantial portion of the Company's assets will be pledged to secure such indebtedness and the new debt may contain more restrictions on the Company's operations than the Company's existing consolidated debt, thereby possibly reducing the Company's financial and operating flexibility. In addition, substantial cash payments will be necessary to repay the Financing. See "Special Factors -- Source and Amount of Funds."

     The Shares are currently traded on the Nasdaq National Market. See "The Tender Offer -- Price Range of Shares; Dividends." Following the consummation of the Merger, the Shares will no longer be quoted on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "Special Factors -- Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations." It is expected that if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

     The Company Board did not consider it necessary to appoint a special committee or to retain an unaffiliated representative to negotiate the terms of the Merger Agreement on behalf of the unaffiliated holders of Shares for the following reasons: (i) the Company Board is comprised of a majority disinterested directors, (ii) the engagement of the Financial Advisor and (iii) the disinterested members of the Company Board were aware of the interests of the members of the Management Group in the proposed transactions when deciding to approve the transactions. See "Special Factors -- Background of the Offer and the Merger", "Special Factors -- Recommendation of the Board of Directors; Fairness of the Offer and the Merger" and "The Tender Offer -- Certain Legal Matters and Regulatory Approvals".

     VOTING AGREEMENT. Concurrently with the execution and delivery of the Merger Agreement, Purchaser and Merger Sub entered into a Voting Agreement (the "Voting Agreement") with each of Messrs. Silver, Hough, Fikert, Murphy and Drum and William Drobish, Alexander P. Cilento, B. Allen Lay, and Southern California Ventures (each, a "Stockholder", and collectively the "Stockholders"). The following is a summary of the Voting Agreement, which summary is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     The Voting Agreement provides that each Stockholder will validly tender the Shares set forth opposite such Stockholder's name on Exhibit A to the Voting Agreement (the "Subject Shares") in the Offer and will not withdraw any Shares so tendered. Each Stockholder also agrees to vote the Subject Shares (a) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any covenant, representation or warranty contained in the Merger Agreement or could reasonably be expected to impede, interfere with, delay or postpone or attempt to discourage the consummation of the Merger or any of the transactions contemplated by the Merger Agreement. Each Shareholder has agreed not to purport to vote (or execute a consent with respect to) such Subject Shares (other than in accordance with the requirements of the Voting Agreement) or grant any proxy or power of attorney with respect to any Subject Shares, deposit any Subject Shares into a voting trust or enter into any agreement, arrangement or understanding with any person (other than the Voting Agreement), directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Subject Shares, or agree to do any of the foregoing. The Voting Agreement also provides that no Shareholder shall sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholders) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms thereof and the Merger Agreement. The Voting Agreement shall terminate, and no party to the Voting Agreement shall have any rights or obligations thereunder and the Voting Agreement shall become null and void and have no further effect upon the earliest to occur of (x) the Effective Time or (y) termination of the Merger Agreement pursuant to Section 7.1 thereof.

     MANAGEMENT COMMITMENT LETTER. Purchaser has obtained a commitment letter from the Management Group dated as of July 27, 1999 (the "Management Commitment Letter"). The following is a summary of the Management Commitment Letter, which summary is qualified in its entirety by reference to the Management Commitment Letter, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Management Commitment Letter provides for an equity contribution to Purchaser in the form of an exchange of the Retained Shares for shares of Purchaser's capital stock (the "Purchaser Shares") as set forth in the Merger Agreement. The Management Commitment Letter further provides for the execution and delivery of a Stockholders Agreement, a Registration Rights Agreement and an Executive Stock Agreement substantially (A) in the form of, and (B) on the terms and conditions set forth on, Exhibit A, Exhibit B and Exhibit C attached to the Management Commitment Letter and on other terms and conditions reasonably satisfactory to the parties thereto. The Stockholders Agreement in the form of Exhibit A to the Management Commitment Letter provides for customary restrictions on transfer, "first-offer-rights", and preemptive rights with respect to the Purchaser Shares. The Stockholder Agreement also provides for a call option that grants DICOM the right to acquire all (but not less than all) Purchaser Shares held by Private Equity Partners and GSL within eighteen months after the Effective Time. The Registration Rights Agreement in the form of Exhibit B to the Management Commitment Letter provides for certain rights for the holders of Purchaser Shares to require Purchaser to register Purchaser Shares held by them under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). In addition, the holders of Purchaser Shares have certain rights to participate in publicly registered offerings of Purchaser Shares initiated by Purchaser or third parties. The Executive Stock Agreement in the form of Exhibit C to the Management Commitment Letter provides that the Management Group will exchange their Retained Shares in the Merger for Purchaser Shares as set forth in the Merger Agreement. The Executive Stock Agreement also provides for customary "buy-back" rights, restrictions on transfer and such other provisions customary for key employees employed by information technology firms.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Purchaser and Merger Sub have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or Bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

     The Merger Agreement further provides that Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% with respect to such current insurance.

     In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, Purchaser has agreed that it will make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with these terms.

     SHARE OWNERSHIP. As of the date hereof the members of the Management Group owns or beneficially owns the following number of the Shares: Mr.
Silver--342,500; Mr. Hough--345,000; Mr. Fikert--37,500; Mr. Murphy--54,444; and
Mr. Drum--32,500.

     COMPANY STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, each outstanding, vested and exercisable option to purchase Shares (including those options that will become exercisable upon a change in control of the Company) (a "Stock Option" or collectively "Stock Options") issued pursuant to the Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the 1997 Stock Option Plan for Non-Employee Directors (collectively the "Company Plans") or issued outside the Company Plan via special grants by the Company's Stock Option Committee to certain employees, shall be converted into and shall become the right to receive a cash payment per Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Stock Option by (ii) the number of Shares underlying the Stock Options immediately prior to the Effective Time. At the Effective Time, all outstanding options to purchase Shares (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Plan) that are necessary to give effect to the transactions contemplated by the Merger Agreement. Based on Merger Consideration of $12.75, the officers and directors of the Company will receive approximately $1,026,805 in the aggregate in respect of their Stock Options and, as of August 31, 1999, approximately $10,430 in the aggregate in respect of their rights under the 1997 Stock Plan. Messrs. Silver, Hough, Fikert, Murphy and Drum will receive $348,720, $116,240, $167,490, $116,240, and $141,865 respectively, and each of
Messrs. Cilento, Drobish, Lay and Mr. David Seigle will receive $34,063 in respect of their Stock Options. Calculated as of August 31, 1999, Mr. Fikert and Mr. Murphy will receive approximately $1,035, and $9,395 in respect of their rights under the 1997 Stock Option Plan.

SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger, including the net payment to holders of in-the-money options, and to pay related fees and expenses, is estimated to be approximately $75 million. Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through (x) capital contributions by DICOM, Private Equity Partners and GSL, and (y) borrowings with one or more commercial banks in respect of which Purchaser has obtained two commitment letters from various branches of Dresdner Bank AG - Global Finance (DrKB Global Finance) (the "Commitment Letters") providing for (i) $50 million senior secured credit facilities (the "Senior Facilities"), comprised of (A) a $23 million bridge loan facility (the "Bridge Facility"), (B) a $22 million term loan facility (the "Term Facility"), and (C) a $5 million revolving credit facility (the "Revolving Facility"), and (ii) $10 million senior subordinated secured notes (the "Senior Subordinated Notes", and together with the Senior Facilities, the "Credit Facilities"). The Commitment Letters indicate DrKB Global Finance's willingness to provide funding on customary terms and conditions. Any debt incurred to fund the purchase of Shares in the Offer under the Bridge Facility is expected to be repaid at the Effective Time from cash and marketable securities held by the Company. Purchaser and Merger Sub currently anticipate that the Company will repay the amounts due under the Senior Subordinated Notes from cashflow. It is currently expected that the Credit Facilities will be executed and delivered by the currently scheduled Expiration Date. It is also currently expected that the condition that Purchaser and Merger Sub receive the financing necessary to consummate the Offer will be satisfied by the currently scheduled Expiration Date.

     Based upon the Commitment Letters and the related term sheets thereto, the Credit Facilities will contain (i) restrictive covenants that limit the Borrower with respect to, among other things, creating liens upon its assets, disposing of material amounts of assets other than in the ordinary course of business, capital expenditures and acquisitions exceeding a certain amount, and (ii) a covenant that the Borrower will reduce its debt ratio below a certain threshold if DICOM exercises its call option to acquire the interests of Private Equity Partners and GSL in Purchaser. As used herein, "Borrower" refers to Purchaser prior to the Effective Time and Company, as the Surviving Corporation in the Merger, immediately after the Effective Time.

     The Borrower will also be required to meet certain financial tests under the Credit Facilities. Obligations under the Credit Facilities will be secured by substantially all the assets of Purchaser and its subsidiaries and by pledges of 100% of the capital stock of all subsidiaries of the Borrower and 100% of the capital stock of the Borrower; provided that the Senior Subordinated Notes will be secured on a junior and subordinated basis to the Senior Facilities.

     Purchaser has obtained commitment letters from DICOM and Private Equity Partners providing for the common equity financing of an amount, in the aggregate, equal to $20.0 million.

     Purchaser further has obtained the Management Commitment Letter, as described under "Special Factors -- Interests of Certain Persons in the Offer and the Merger" above, providing for an equity contribution, in the aggregate, equal to $1.2 million. Such contribution shall come in the form of an exchange of the Retained Shares for shares of Purchaser's capital stock as set forth in the Merger Agreement.

THE MERGER AGREEMENT.

     The following is a summary of the material terms of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement and the Letter Agreement, dated as of August 2, 1999 (the "Letter Agreement") pursuant to which Merger Sub assigned to Purchaser, and Purchaser accepted all of Merger Sub's right, title and interest in and to all of the rights granted to Merger Sub under the Merger Agreement, with respect to the right to offer to purchase, and the right to purchase, the Company's shares in the Offer. A copy of the Letter Agreement is also attached as an exhibit to the Schedule 14D-1.

     THE OFFER. The Merger Agreement provides that if none of the events or conditions set forth in "The Tender Offer -- Certain Conditions to the Offer" (the "Conditions") shall have occurred and be existing, as promptly as practicable after, but in no event later then five (5) business days after, the public announcement of the execution of the Merger Agreement by the parties thereto, Purchaser is required to commence the Offer for all the outstanding Shares, at the Offer Price. Purchaser shall accept for payment all Shares which have been validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the expiration of the Offer provided that all conditions to the Offer shall have been satisfied or waived by Purchaser. The obligation of Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer is subject only to the Conditions and to the Minimum Condition. Purchaser has expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the Offer Price, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to the Conditions, which amends any other term of the Offer in a manner adverse to the holders of Shares, which extends the Offer except as provided below (provided that the Offer may not, without the Company's consent, be extended beyond sixty days (60) after the Commencement of the Offer) or which amends or waives the Minimum Condition).

     The Merger Agreement provides that the Offer Price is to be paid net to the sellers of Shares in cash, less any required withholding of taxes, upon the terms and subject to the Conditions of the Offer. No Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

     The Merger Agreement provides that the Offer will expire at midnight, Pacific Time, on the date that is twenty (20) business days (which means each Monday, Tuesday, Wednesday, Thursday, or Friday that banks located in New York, New York are not required or permitted by law to be closed) after the Offer is commenced; provided, however, that without the consent of the Company or the Company Board, Purchaser may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date the Minimum Condition has been satisfied but the number of Shares validly tendered, together with shares then owned directly or indirectly by Purchaser, constitute at least seventy five percent (75%) but less than ninety percent (90%) of all outstanding Shares, or
(iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i), (ii), or (iii) of this sentence. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser has agreed to accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

     COMPANY ACTION. The Company has approved of and consented to the Offer. The Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth in the Merger Agreement, unanimously, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, such approval constituting approval of the Offer, the Merger Agreement and the Merger for purposes of Section 251 of the DGCL, and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser and approve and adopt the Merger Agreement and the Merger. The Company consents to the inclusion of such recommendation and approval in the Offer to Purchase, Letter of Transmittal and related documents (the "Offer Documents"); provided, however, that such recommendation may be withdrawn, modified or amended in accordance with the Merger Agreement.

     The Merger Agreement provides that the Company will file with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 containing the recommendation described above, and promptly mail the Schedule 14D-9 to the shareholders of the Company.

     COMPANY BOARD AND COMMITTEES. The Merger Agreement provides that promptly upon the payment by Purchaser for Shares pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors as provided in the Merger Agreement) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected. Following the election of Purchaser's designees and until the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of the Merger Agreement by the

Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any waiver of any of the Company's rights hereunder, or any transaction between Purchaser (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Company's directors (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors designated by such persons or person.

     THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective upon the filing of the Merger Agreement and an agreement or certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and in accordance with applicable provisions of, the DGCL (including, if possible, the procedures permitted by Section 253 thereof) (the "Effective Time"). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation.

     Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Purchaser, Merger Sub or any other subsidiary of Purchaser, if any, (iii) the Retained Shares, and
(iv) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the DGCL, will be canceled and converted automatically into the right to receive $12.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Each Share held by the Company as treasury stock or held by Purchaser, Merger Sub or any subsidiary of Purchaser, Merger Sub or the Company immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto. Each Retained Share issued and outstanding immediately prior to the Effective Time shall be exchanged for (as provided in and subject to the limitations set forth in the Merger Agreement) and become (i) a number of fully paid and nonassessable shares of Class B Common Stock, par value $0.001 per share, of the Purchaser ("Purchaser Class B Common") equal to (x) 20% of the Offer Price divided by (y) $10.00 and (ii) a number of fully paid and non-assessable shares of Class A Common Stock par value $0.001 per share, of the Purchaser ("Purchaser Class A Common") equal to (x) 80% of the Offer Price divided by (y) $10.00, upon the surrender of the certificate previously representing such shares of Retained Shares.

     The Merger Agreement provides that the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and that the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that the Certificate of Incorporation of the Company in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, and that the Bylaws of the Company will be the Bylaws of the Surviving Corporation, in each case, until amended in accordance with applicable law.

     SHARES OF DISSENTING HOLDERS. The Merger Agreement provides that notwithstanding anything to the contrary contained in the Merger Agreement, any holder of Shares with respect to which appraisal rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor or consents in writing to the Merger and who otherwise complies with the provisions of
Section 262 of the DGCL ("Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to the terms of the Merger Agreement, unless such holder fails to perfect, effectively withdraws or loses his or her right appraisal right under the provisions of Section 262 of the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, each Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Offer Price.

     Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Purchaser, Merger Sub or any of Purchaser's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

     EXCHANGE OF SHARE CERTIFICATES. The Merger Agreement provides that IBJ Whitehall Bank & Trust Company or another bank or trust company designated by Purchaser and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), and shall otherwise take all action necessary to provide the Exchange Agent on a timely basis, as and when needed after the Effective Time, funds necessary to provide for the payment for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Share Certificates") that were converted into the right to receive the Offer Price. The Merger Agreement provides that Purchaser will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration to be paid in respect of the Shares. The Depositary is acting as the Exchange Agent. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the amount so deposited by Purchaser to holders of Shares entitled thereto. The amount deposited by Purchaser with the Exchange Agent shall not be used for any other purpose. Any and all amounts earned on such funds paid over to the Surviving Corporation.

     Pursuant to the Merger Agreement, as soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Share Certificates formerly representing Shares converted into the right to receive the Merger Consideration pursuant to the Merger Agreement: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for a cash payment of the proper Merger Consideration. Upon surrender of a Share Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Share Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Share Certificate, which such holder has the right to receive, and the Share Certificate so surrendered shall forthwith be canceled provided, that any Share Certificate (or portion thereof) representing Retained Share shall not be entitled to such cash amount, but a number of shares of Purchaser Class A Common and Purchaser Class B Common as set forth in the Merger Agreement. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Share Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Share Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares have been paid. Until surrendered and exchanged, each Share Certificate (other than Share Certificates representing Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Share Certificate. In the event that any Share Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration, provided, however, that Purchaser may, in its discretion, require the delivery of a suitable bond and/or indemnity.

     The Merger Agreement further provides that the Merger Consideration paid upon the surrender for exchange of Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject formerly represented thereby. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged.

     Pursuant to the Merger Agreement, any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with the terms of the Merger Agreement shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.

     COMPANY STOCK OPTIONS; 1997 STOCK PLAN. The Merger Agreement provides that at the Effective Time, each outstanding, vested and exercisable option to purchase Shares (including those options that will become exercisable upon a change in control of the Company) (a "Stock Option" or collectively "Stock Options") issued pursuant to the Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the 1997 Stock Option Plan for Non-Employee Directors (collectively the "Company Plans") or issued outside the Company Plan via special grants by the Company's Stock Option Committee to certain employees shall be converted into and shall become the right to receive a cash payment per Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Stock Option by (ii) the number of Shares underlying the Stock Options immediately prior to the Effective Time. At the Effective Time, all outstanding options to purchase Shares (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Plan) that are necessary to give effect to the transactions contemplated by the Merger Agreement.

     The Merger Agreement further provides that, unless terminated prior to the Effective Time in accordance with its terms, the Company's 1997 Employee Stock Purchase Plan (the "1997 Stock Plan") shall be terminated as of the Effective Time. Unless the 1997 Stock Plan is terminated prior to the Effective Time in accordance with its terms, the Company shall take such actions as are necessary or appropriate to cause the last day of the then current Offering Period (as such term is used in the 1997 Stock Plan) to be the last trading day on which the Shares are traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided, that such change shall be conditioned upon the consummation of the Merger. On the Final Company Exercise Date, and subject to the participants' right to receive invested cash as provided in the 1997 Stock Plan, the Company shall apply the funds credited as of such date under the 1997 Stock Plan within each participant's account to the purchase of whole Shares in accordance with the terms of the 1997 Stock Plan, it being agreed that the number of Shares so purchased shall not exceed the number of Shares issuable under the 1997 Stock Plan, as represented in
Section 3.2 of the Merger Agreement.

     CONDUCT OF BUSINESS PRIOR TO CONSUMMATION OF THE MERGER.   Pursuant to the
Merger Agreement, the Company Board has agreed not to permit the Company or its subsidiaries to conduct its business in any manner other than in the ordinary course of business and in a manner consistent with past practice. The Company has agreed that, among other things and subject to certain exceptions, between the date of the Merger Agreement and the Effective Time, other than with Purchaser's or Merger Sub's prior written consent or as set forth in Schedule
5.1 of the Disclosure Schedule to the Merger Agreement, the Company and its subsidiaries shall not, voluntarily or involuntarily, take any of the following actions:

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (b) amend or modify (except as required hereby) the terms of the Company Plans or authorize for issuance, issue, sell, deliver or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any phantom stock or stock appreciation rights), except for the issuance or sale of shares of common stock pursuant to the exercise of Stock Options or under its 1997 Stock Plan;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock of its subsidiaries;

          (d) (i) incur or assume any indebtedness for borrowed money except for indebtedness not exceeding $100,000 in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations not exceeding $100,000 in the aggregate,
     (iii) except for investments not exceeding $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice), (iv) pledge or otherwise encumber shares of capital stock of the Company's subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon except for liens securing indebtedness for borrowed money not exceeding $100,000 in the aggregate;

          (e) except as may be required by law or as contemplated by the Merger Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any material manner, or (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee or agent, or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iv) create, issue or increase any severance agreement or stay bonus with any officer, director or employee;

          (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business which have a value in the aggregate in excess of $100,000;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or cash management practices used by it;

          (h) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

          (i) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

          (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company and its subsidiaries in the Company's most recent Annual Report on Form 10-K (the "Recent SEC Reports") or incurred in the ordinary course of business consistent with past practice;

          (k) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company; or

          (l) take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (k) above or any action which would cause or constitute a breach of any of the representations or warranties of the Company contained in the Merger Agreement.

     NO SOLICITATION. The Merger Agreement provides that the Company shall not, nor shall it permit any of the subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries to
(i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Purchaser, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its subsidiaries, including any single transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of or 20% or more of the equity interest in either the Company or any of its subsidiaries (a "Takeover Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal, approve or recommend or resolve to approve or recommend any Takeover Proposal or enter into any agreement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing sentence, prior to the expiration of the Offer, if the Company Board receives a bona fide Takeover Proposal by a Third Party that was not solicited or initiated, or encouraged or facilitated, directly or indirectly, by the Company, any of the subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries, the terms of which the Company Board determines in good faith (after consulting and receiving advice from the Company's independent financial advisor and independent legal counsel) are more favorable from a financial point of view to the holders of Shares than the Offer, the Merger and other transactions contemplated by this Agreement (taking into account any adjustments to the terms and conditions proposed in writing by Purchaser within three (3) business days after Purchaser and Merger Sub receive notice of such Takeover Proposal) and taking into account any differences in the conditions set forth in the Superior Proposal, in the aggregate, from the conditions set forth herein (a "Superior Proposal"), then the Company may, in response to an unsolicited request therefor and subject to compliance with the Merger Agreement furnish information with respect to the Company and the subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement; provided, that the Company Board first determines in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law, and the Company shall not have violated any of the restrictions set forth in Section
5.2 of the Merger Agreement; provided, however, that any such Takeover Proposal shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated thereby is not committed on terms substantially similar to those obtained by or for the benefit of Purchaser or Merger Sub in connection with the Offer and the Merger and such commitment is not likely, in the reasonable judgment of the Company's Board (after consultation with its independent financial advisor), to be obtained by such third party within a reasonable period of time. The Company shall advise Purchaser orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry promptly following receipt of such Takeover Proposal or inquiry. The Company will keep Purchaser duly informed of the status and details of any such Takeover Proposal or inquiry in a timely manner.

     ACCESS TO INFORMATION. The Merger Agreement provides that until the Effective Time, the Company will provide to Purchaser and Merger Sub and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Purchaser and Merger Sub to make such inspections as Purchaser and Merger Sub may reasonably require and will cause the officers of the Company and those of its subsidiaries to furnish Purchaser and Merger Sub with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser or Merger Sub may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement, dated June 29, 1999, between the Company and DICOM, the provisions of which are incorporated by reference into the Merger Agreement.

     SHAREHOLDERS MEETING; PROXY STATEMENT. The Merger Agreement provides that, if a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following the acceptance for payment of Shares by Purchaser pursuant to the Offer, take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a special meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of the Merger, if such approval is required. The Company shall, as promptly as practicable, prepare and file with the Commission a preliminary proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall include the unanimous recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to respond to any comments of the Commission and its staff and as promptly as practicable after responding to such comments to the satisfaction of the staff cause the Proxy Statement to be mailed to the shareholders of the Company. Notwithstanding the foregoing, if Purchaser, Merger Sub and/or any other subsidiary of Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 253 of the DGCL. Purchaser and Merger Sub agree to cause all Shares purchased pursuant to the Offer and all other Shares owned by Purchaser and Merger Sub or any subsidiary of Purchaser to be voted in favor of the Merger.

     ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions in the Merger Agreement, Purchaser, Merger Sub and the Company agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Schedule 14D-9, the Proxy Statement, any filings that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under material contracts; (c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated thereby. Subject to the terms and conditions of the Merger Agreement, Purchaser and Merger Sub agree to use (i) all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote, if any, with respect to the Merger and (ii) their respective best efforts to satisfy the conditions precedent set forth in the Commitment Letters (as defined in the Merger Agreement) (provided that nothing herein shall be deemed to be an obligation of Purchaser or Merger Sub to increase the Offer Price). In addition, Purchaser and Merger Sub will not consent or agree to any amendment, waiver, modification or early termination of the Commitment Letters in any manner adverse to Purchaser or Merger without the Company's prior written consent, which shall not be unreasonably withheld.

     CONSENTS. The Merger Agreement provides that Purchaser, Merger Sub and the Company each will use all commercially reasonable efforts to obtain consents of all third parties to material contracts and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Purchaser, Merger Sub and the Company, as the case may be, will consult with one another and seek one another's approval before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement, including, without limitation, the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law or by obligations pursuant to any listing agreement with The Nasdaq Stock Market, as determined by Purchaser, Merger Sub or the Company, as the case may be.

     TRANSACTION LITIGATION. The Merger Agreement provides that the Company shall give Purchaser and Merger Sub the opportunity to participate in the defense or settlement of any litigation against the Company and its directors directly relating to any of the transactions contemplated by Merger Agreement; provided, that no such settlement shall be agreed to without Purchaser's consent, which consent shall not be unreasonably withheld.

     DELISTING. The Merger Agreement provides that each of the parties hereto shall cooperate with each other in taking or causing to be taken, all actions necessary to delist all of the Company's securities from the Nasdaq National Market System and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Date.

     CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of the parties to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective

Time: (a) if required by the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the shareholders of the Company; (b) no federal, state or foreign court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their reasonable efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law; (c) any waiting period applicable to the Merger and other transactions described in the recitals to the Merger Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement (the absence of which would reasonably be expected to have a Company Material Adverse Effect) shall have been either filed or received; and (d) Purchaser shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company as to the Company's corporate organization and qualification, the Company's subsidiaries, capitalization, authority, filings with the Commission and other governmental authorities, material contracts, financial statements, the absence of certain changes or events concerning the Company's corporate organization and qualification, the absence of undisclosed liabilities, the truth of information supplied by the Company, litigation, labor matters, employee benefit matters and ERISA, taxes, compliance with applicable laws, environmental matters, real property, intellectual property, year 2000 compliance, insurance, suppliers and customers, restrictions on business activities, brokers, conduct of business, expenses, dividends, state takeover statutes, related party transactions and the opinion of the Financial Advisor.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Purchaser and Merger Sub have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or Bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DCGL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

     The Merger Agreement further provides that Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% with respect to such current insurance.

     In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, Purchaser has agreed that it will make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with these terms.

     TERMINATION. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

          (a) by mutual written consent of Purchaser, Merger Sub and the Company;

          (b) by Purchaser, Merger Sub or by the Company

             (i) if (x), the Offer shall have terminated or expired in accordance with its terms without Purchaser's having accepted for payment any Shares pursuant to the Offer or (y) the Offer shall not have been consummated prior to October 15, 1999; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party if it is in material breach of its obligation hereunder and such breach is the principal cause of, or resulted in, the failure of the Offer to have been consummated on or before such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause
        (ii) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

          (c) by Purchaser or Merger Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of the Offer Condition set forth in paragraph (b) of Annex A to the Merger Agreement and
     (ii) cannot be or has not been cured within 10 business days after the giving of written notice thereof to the Company by Purchaser or Merger Sub;

          (d) by Purchaser or Merger Sub prior to the purchase of Shares pursuant to the Offer if either Purchaser or Merger Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraphs (e) or (j) of Annex A to the Merger Agreement;

          (e) by the Company if the Company Board has received a Superior Proposal and the Company furnishes information with respect to the Company and the subsidiaries to, and participates in discussions and negotiations directly or through its representatives with a Third Party, subject to a confidentiality agreement, after the Company Board determined in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law; provided, that (i) the Company has complied with all provisions of Section
     5.2 of the Merger Agreement, (ii) the Company may not terminate this Agreement pursuant to this clause (e) unless and until three (3) business days have elapsed following delivery to Purchaser of a written notice of such determination by the Company Board (which notice shall include the identity of the Third Party making such Superior Proposal and a copy of all documentation relating to such Superior Proposal), and (iii) the Company delivers payment to the Purchaser of the Termination Fee and the Expenses contemporaneously with such termination;

          (f) by the Company prior to the purchase of Shares pursuant to the Offer if (i) any of the representations or warranties of Purchaser or Merger Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Purchaser or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Purchaser or Merger Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 10 business days after the Company's giving of written notice to Purchaser or Merger Sub, as applicable.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions concerning fees and expenses (discussed below), public announcements, confidentiality the nonsurvival of most of the representations and warranties made in the Merger Agreement, assignment, validity, notices, governing law, construction and interpretation, parties in interest, severability, specific performance, counterparts and waiver of jury trial. Nothing shall relieve any party from liability for any breach of the Merger Agreement prior to such termination.

     FEES AND EXPENSES. As provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expense incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     The Company shall pay, or cause to be paid, by wire transfer of immediately available funds to Purchaser (i) the documented reasonable out-of-pocket fees and expenses incurred by or paid by or on behalf of Purchaser and its affiliates (including, but not limited to, DICOM and Private Equity Partners) in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Purchaser and its affiliates ("Purchaser Expenses") not to exceed $1,750,000 and, if applicable, (ii) $1,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

          (i) if the Company terminates this Agreement under paragraph (e) above, the Company shall pay the Purchaser Expenses and the Termination Fee concurrently with such termination in accordance with paragraph (e) above;

          (ii) if Purchaser or Merger Sub terminates the Merger Agreement under paragraph (c) above or paragraph (d) above, (x) the Company shall pay the Purchaser Expenses upon demand, and (y) if concurrently with such termination or within 270 days thereafter (A) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party other than Purchaser or any of its affiliates (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses
     (1), (2) and (3), after the date hereof and prior to such termination, or
     (B) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon consummation of such Takeover Proposal or Superior Proposal; and

          (iii) notwithstanding clause (ii) above, if the Purchaser or Merger Sub terminates this Agreement under paragraph (c) above as a result of the Company's material breach of Section 5.2 of the Merger Agreement, the Company shall pay the Purchaser Expenses and the Termination Fee upon demand.

     In no event shall the Purchaser Expenses and the Termination Fee be payable by the Company more than once. Any such payments shall be made to the Purchaser by wire transfer of immediately available funds.

     In the event that the Company terminates this Agreement under paragraph (f) above or the Purchaser or Merger Sub terminates the Merger Agreement solely as a result of the failure of the condition set forth in paragraph (k) of Annex A to the Merger Agreement, Purchaser shall pay, or shall cause to be paid by wire transfer of immediately available funds to the Company the documented reasonable out-of-pocket fees and expenses incurred by or paid on behalf of the Company in connection with the offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all reasonable fees and expenses of law firms, investment banking firms, accountants, experts and consultants to the Company (the "Company Expenses") not to exceed $400,000. The obligation of Purchaser to pay the Company Expenses pursuant to the Merger Agreement has been guaranteed by DICOM in its commitment letter to Purchaser.

     Each of the parties hereto acknowledge that all amounts payable under the fees and expenses provisions of the Merger Agreement shall constitute liquidated damages in lieu of any actual damages for termination of the Merger Agreement.

     AMENDMENT. Subject to applicable law, the Merger Agreement may be amended by the Company, Purchaser and Merger Sub by action taken by or on behalf of the respective board of directors of the

Company, Purchaser and Merger Sub at any time prior to the Effective Time; provided, that after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company (if required by applicable law) no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon the consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     EXTENSION; WAIVER. The Merger Agreement provides that at any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto or (c) waive compliance by the other parties with any of the agreements or conditions contained therein which may be legally waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights shall not constitute a waiver of such rights.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the Shares constitute capital assets in the hands of the shareholder. In the case of an individual holder of Shares, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the holder's holding period in such shares was more than one year at the Effective Time or at the time of consummation of the Offer. Any resulting capital loss will be subject to certain limitations on deductibility for United States federal income tax purposes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE SHARES.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE UNITED STATES ALTERNATIVE MINIMUM TAX, STATE AND LOCAL, AND FOREIGN TAX LAWS.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

     STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market, with quotations published in the NASD Automatic Quotation System ("Nasdaq") "additional list" or in one of the "local lists." However, if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the

NASD's rules provide that the Shares would no longer be "qualified" for the Nasdaq Stock Market reporting, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. As of July 27, 1999, there were approximately 186 holders of record or through nominee or street name accounts with brokers of Shares and there were 5,243,956 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for de-registration under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with meetings of shareholders meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting on The Nasdaq National Market.

     MARGIN REGULATIONS. The Shares may currently be "margin securities" under the regulations of the Company Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which would have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, and in any event, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not withdrawn, as described under "Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, Pacific Time, on August 31, 1999, unless and until Purchaser, in its reasonable judgment (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Offer is subject to the Minimum Condition and to certain other conditions. See "The Tender
Offer -- Certain Conditions of the Offer."

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the failure of any of the conditions specified in "The Tender Offer -- Certain Conditions of the Offer" to be satisfied, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See "The Tender Offer -- Withdrawal Rights."

     Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (a) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply with any applicable laws, (b) to terminate the Offer and not accept for payment any Shares upon the failure of any of the conditions specified in "The Tender Offer -- Certain Conditions of the Offer" to be satisfied and (c) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     If Purchaser extends the Offer, if Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or if Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "The Tender Offer -- Withdrawal Rights." Purchaser acknowledges that (a) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (a) above), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     The Merger Agreement provides that Purchaser shall not, without the prior written consent of the Company, make any change in the terms or conditions of the Offer which would change the form of consideration to be paid, decrease the Offer Price or the number of Shares sought in the Offer, impose additional or broadened conditions to the Offer other than those set forth in the Merger Agreement, amend any other term of the Offer (including the conditions of the Offer) in a manner adverse to the holders of Shares, extend the Offer except as set forth below, or amend, or waive the satisfaction of, the Minimum Condition. The Merger Agreement provides that if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended by Purchaser from time to time without the consent of the Company (i) if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (iii) for any other reason on one or more occasions for not more than ten

(10) business days beyond the latest expiration date applicable under the preceding clauses (i) or (ii) if on such expiration date the Minimum Condition has been satisfied but the number of Shares validly tendered, together with Shares then owned directly or indirectly by Purchaser, constitute at least seventy-five percent (75%) but less than ninety percent (90%) of all outstanding Shares, or (iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i), (ii) or (iii) of this sentence; provided, that the Offering may not, without the Company's consent be extended by and 60 days after the commencement of the Offer.

     Any extension, delay, termination, material waiver or material amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension to be made no later than 9:00 a.m., Pacific Time, on the next business day (as defined herein) after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If (subject to the terms and conditions of the Merger Agreement) Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five(5) business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of two percent (2%) of the outstanding Shares), a minimum ten (10) business-day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten
(10) business-day period.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the Offer Price, such increase in the Offer Price will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to the date of such increase, and, if at the time notice of such increase in the Offer Price is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten (10) business-day period.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list, and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "The Tender Offer -- Withdrawal Rights") promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "The Tender
Offer -- Certain Conditions of the Offer." All conditions of the Offer must be satisfied or waived prior to the Expiration Date, provided, however, the Expiration Date may be extended in accordance with the terms of the Merger Agreement. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the Commission, payment for, Shares in order to comply, in whole or in part, with any applicable law.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see "The Tender
Offer -- Certain Legal Matters; Regulatory Approvals".

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at a "Book-Entry Transfer Facility" pursuant to the procedures set forth in "The Tender
Offer -- Procedures for Tendering Shares," (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (c) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Subject to Section 2.13 of the Merger Agreement and except as otherwise provided in Instruction 6 of the Letter of Transmittal, Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares as well as any charges and expenses of the Depositary, the Information Agent and the Dealer Manager.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer -- Procedures for Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (a) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (c) in the case of a guaranteed delivery of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (a) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties, and which discretion may be delegated to the Depositary or other persons. In addition, Purchaser's or Purchaser's designees' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Purchaser, Merger Sub, DICOM, Private Equity Partners, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal, as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after July 27, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after the Expiration Date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the paragraph below. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Tender Offer -- Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer -- Procedures for Tendering Shares."

5. PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company's Annual Report to its stockholders for the fiscal year ended June 30, 1998 (the "Company's 10-K"), the Shares are listed and principally traded on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market") under the symbol "KOFX." The Company completed its initial public offering on October 10, 1997 at an offering price of $11.00 per Share. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market.

DATE                                                          LOW    HIGH
----                                                          ---    ----
FISCAL 1998:
  Second Quarter (from October 10, 1997)....................   4      11 3/4
  Third Quarter.............................................   5       8
  Fourth Quarter............................................   6 1/8   8 1/4
FISCAL 1999:
  First Quarter.............................................   6 1/4   7 5/8
  Second Quarter............................................   5 7/8   8 3/4
  Third Quarter.............................................   7 3/8  10 1/2
  Fourth Quarter............................................   7 7/8  10
FISCAL 2000:
  First Quarter (through July 27, 1999).....................   9 3/8   9 7/8

     On July 27, 1999, the last trading day prior to the public announcement of the signing of the Merger Agreement, the closing price per Share as reported on the Nasdaq National Market was $9.375. The Company has never declared or paid any cash dividends on the Shares. See "Special Factors -- Purpose of the Offer and the Merger." As of July 27, 1999, there were approximately 186 holders of record of the Shares. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

6. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including without limitation financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser, Merger Sub, DICOM nor Private Equity Partners assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Merger Sub, DICOM or Private Equity Partners.

     GENERAL. The Company's principal executive offices are located at 16245 Laguna Canyon Road, Irvine, California 92618 and its telephone number is (949) 727-1733. The Company is a leading supplier of both application software and image processing products for the imaging, workflow and document management market. The Company specializes in the document and data capture and document storage product segments, of the market, which are essential to helping paper intensive organizations economically and reliably capture and store critical business information through a worldwide network of distributors, system integrators and value-added resellers. The Company sells its products to a wide variety of document imaging, workflow and document management solution providers including value-added resellers, system integrators, independent software vendors and computer companies.

     FINANCIAL INFORMATION. Set forth below is certain selected summary consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Company's 10-Q"). More comprehensive financial information is included in the Company's 10-K, the Company's 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                           KOFAX IMAGE PRODUCTS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,           MARCH 31,
                                               ---------------------------   -----------------
                                                1998      1997      1996      1999      1998
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Net sales....................................  $33,375   $29,266   $24,964   $28,091   $24,434
Cost of sales................................    7,819     7,720     7,926     6,384     5,781
                                               -------   -------   -------   -------   -------
Gross profit.................................   25,556    21,546    17,038    21,707    18,653

Operating expenses:
  Sales and marketing........................   10,706     9,565     7,456     8,572     7,785
  Research and development...................    7,826     6,653     5,090     6,461     5,742
  General and administrative.................    2,672     1,936     1,748     2,315     1,943
  Acquired in-process research and
     development costs.......................       --        --     4,177        --        --
                                               -------   -------   -------   -------   -------
     Total operating expenses................   21,204    18,154    18,471    17,348    15,470
                                               -------   -------   -------   -------   -------
Income (loss) from operations................    4,352     3,392    (1,433)    4,359     3,183
Other income, net............................      759        69       200       809       477
                                               -------   -------   -------   -------   -------
Income (loss) before provision (benefit).....    5,111     3,461    (1,233)    5,168     3,660
Provision (benefit) for income taxes.........    1,968     1,326      (500)    1,821     1,409
                                               -------   -------   -------   -------   -------
Net income (loss)............................  $ 3,143   $ 2,135   $  (733)  $ 3,347   $ 2,251
                                               =======   =======   =======   =======   =======
Basic net income (loss) per share............  $   .75   $  1.37   $ (0.82)  $  0.63   $  0.59
                                               =======   =======   =======   =======   =======
Diluted net income (loss) per share..........  $   .62   $   .52   $ (0.82)  $  0.62   $  0.45
                                               =======   =======   =======   =======   =======
Basic weighted average common shares.........    4,197     1,319     1,305     5,282     3,830
                                               =======   =======   =======   =======   =======
Diluted weighted average common shares.......    5,073     4,126     1,305     5,412     4,957
                                               =======   =======   =======   =======   =======
Net income (loss) applicable to common
  stockholders...............................  $ 3,143   $ 1,801   $(1,067)  $ 3,347   $ 2,251
                                               =======   =======   =======   =======   =======

                                                     AS OF JUNE 30,           AS OF MARCH 31,
                                               ---------------------------   -----------------
                                                1998      1997      1996      1999      1998
                                               -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital..............................  $24,149   $ 8,676   $ 6,949   $27,709   $23,495
Total assets.................................   32,115    16,327    14,141    36,644    31,655
Long-term debt, net of current maturities....       --       427       799        --        --
Redeemable convertible preferred stock.......       --     7,146     6,812        --        --
Stockholders' equity.........................   27,625     5,108     3,294    30,641    27,148

     CERTAIN PROJECTIONS AND OTHER INFORMATION. The Company does not as a matter of course make public forecasts as to future sales or earnings. However, during discussions regarding the Merger, the Company provided DICOM with information which included projections of the Company's financial performance from fiscal year 1999 to fiscal year 2004. A summary of the projections which were provided is set forth below. The projections have not been updated to, among other things, reflect actual 1999 results, and do not give effect to the Offer or the Merger.

                                      FY99      FY00      FY01      FY02      FY03       FY04
                                     -------   -------   -------   -------   -------   --------
                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Total Revenue......................  $38,318   $46,555   $57,468   $71,637   $87,776   $104,618
Operating Income...................    6,195     8,461    12,132    15,212    19,413     23,769
Net Income.........................    4,739     5,984     8,390    10,463    13,243     16,119
Fully Diluted Earnings Per Share...  $  0.87   $  1.06   $  1.42   $  1.70   $  2.07   $   2.42

     The following assumptions, among others, were used by management of the Company and its subsidiaries in developing the foregoing projections:

          1. Revenues will increase annually, with increases ranging from 19.2% to 24.7%. Ascent Capture software revenues are projected to increase faster than image processing hardware revenue. This is primarily because of the company's entry into the data capture market with the release of Ascent Capture version 4.0.

          2. Cost of goods sold will remain relatively stable between 23.2% and 24.6%, depending on the mix of products between hardware and software.

          3. Operating expenses are projected to decrease from approximately 61.2% in FY99 to 54.0% in FY04, as a percentage of revenues (not in absolute dollars) primarily as a result of expense management, and a reduction in engineering expenses.

          4. Operating income will increase from approximately 16.2% in FY99 to 22.7% in FY04.

          5. The Company's effective tax rate is expected to remain at approximately 38.5% through FY04.

     In addition to these specific assumptions, management assumed that it would not lose any market share to competitors and that raw material costs will not change substantially.

     BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE ABOVE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS COULD BE REALIZED, OR THAT ACTUAL RESULTS WOULD NOT BE HIGHER OR LOWER THAN THOSE PROJECTED. MOREOVER, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. UNDER NO CIRCUMSTANCES SHOULD THE INCLUSION OF THE ABOVE PROJECTIONS BE REGARDED AS A REPRESENTATION, WARRANTY OR PREDICTION THAT ANY PARTICULAR RESULT WILL BE ACHIEVED OR THAT THE COMPANY, PURCHASER, MERGER SUB, DICOM OR PRIVATE EQUITY PARTNERS CONSIDER IT AN ACCURATE PREDICTION OF FUTURE EVENTS OR THAT PURCHASER, MERGER SUB, DICOM OR PRIVATE EQUITY PARTNERS AGREE WITH THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO DICOM.

     ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024,

450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's prescribed rates, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the Internet at http://www.sec.gov.

7. CERTAIN INFORMATION CONCERNING PURCHASER, MERGER SUB, DICOM AND PRIVATE EQUITY PARTNERS.

     PURCHASER. Purchaser is a newly formed Delaware corporation with its principal executive offices currently located at 75 Wall Street, New York, New York 10005. Purchaser was organized in connection with the Offer and the Merger. All interests in Purchaser are or will be owned by DICOM, Private Equity Partners, GSL and/or an affiliate or affiliates thereof and the Management Group. Pursuant to the terms and conditions of a Stockholders Agreement to be entered into by and among the Stockholders of Purchaser concurrently with the Merger, DICOM shall have the option to acquire all (but not less than all) outstanding shares of Purchaser held by Private Equity Partners and GSL and their permitted transferees.

     Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     MERGER SUB. Merger Sub is a newly formed Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Merger Sub are currently located at 75 Wall Street, New York, New York 10005. All interests in Merger Sub are or will be owned by Purchaser.

     DICOM. DICOM is a holding company organized under the laws of England and Wales. DICOM holds a group of businesses that distribute document imaging processing equipment in Europe and certain computer peripherals in Switzerland. DICOM is a publicly traded company and listed on the London Stock Exchange under the ticker symbol "DCM." DICOM publicly discloses its financial statements and is subject to periodic reporting requirements under the laws of England and Wales and the regulations of the London Stock Exchange.

     PRIVATE EQUITY PARTNERS. Private Equity Partners is a private investment partnership formed in 1997 to acquire minority stakes in public or private companies through equity or debt securities and is licensed by the US government's Small Business Administration as a Small Business Investment Company (SBIC). Private Equity Partners has $250 million of committed internal capital and represents a commitment by Dresdner Bank AG to increase its direct investing as part of the $2.0 billion of private equity investment it currently manages worldwide, of which $550 million is invested throughout the United States. Its general partner, Dresdner Kleinwort Benson Equity LLC, a Delaware limited liability company ("Private Equity LLC"), with its principal offices located at 75 Wall Street, 24th Floor, New York, New York 10005, is engaged in the business of investment management. Its single limited partner, Dresdner Bank AG, a corporation organized under the laws of Germany, is one of Europe's largest commercial banks with approximately $448 billion in assets and $225 billion in funds under management as of March 31, 1999. Since neither Private Equity Partners, nor Private Equity LLC are subject to the periodic reporting requirements of the Exchange Act, Private Equity Partners and Private Equity LLC do not publicly disclose their financial statements, however, Dresdner Bank AG is a publicly traded company and listed on various European stock exchanges and, thus, is subject to various periodic reporting requirements.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Merger Sub, DICOM and Private Equity Partners are set forth in Schedule I hereto. The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Company are set forth in Schedule II hereto.

     Except for Christoph Lostein, Executive Director of DICOM, who owns 1,000 Shares which he purchased on October 10, 1997 at a price of $11.00 per Share and except as set forth in this Offer to Purchase, (i) none of Purchaser, Merger Sub, DICOM, Private Equity Partners, nor, to the best knowledge of Purchaser, Merger Sub, DICOM and Private Equity Partners, any of the persons listed in
Schedule I hereto,
or any associate or majority owned subsidiary of such persons, beneficially own any equity security of the Company; (ii) none of Purchaser, Merger Sub, DICOM, Private Equity Partners, nor to the best knowledge of Purchaser, Merger Sub, DICOM and Private Equity Partners, any of the other persons or entities referred to in clause (i) above, have effected any transaction in any equity security of the Company during the past 60 days; (iii) none of Purchaser, Merger Sub, DICOM, Private Equity Partners, nor, to the best knowledge of Purchaser, Merger Sub, DICOM and Private Equity Partners, any of the other persons or entities referred to in clause (i) above, have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies; (iv) none of Purchaser, Merger Sub, DICOM, Private Equity Partners, nor, to the best knowledge of Purchaser, Merger Sub, DICOM and Private Equity Partners, any of the other persons or entities referred to in clause (i) above have had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission; (v) there have been no contacts, negotiations, or transactions between Purchaser, Merger Sub, DICOM and Private Equity Partners, or their respective subsidiaries, or, to the best knowledge of Purchaser, Merger Sub, DICOM and Private Equity Partners, any of the other persons or entities referred to in clause (i) above, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale of other transfer or a material amount of assets.

8. DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the Merger Agreement, the Company will not, prior to the Merger, without the prior written consent of Purchaser or Merger Sub, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of capital stock of, securities convertible into or exercisable for, or options to acquire equity securities of, the Company or any securities of any of its subsidiaries.

     Payment of dividends and distributions by the Company is subject to certain restrictions contained in agreements in respect of the Company's credit arrangements.

9. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment purchase or pay for any validly tendered Shares (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act), and may delay in accordance with Section 1.1(b) of the Merger Agreement the acceptance for payment of, or the payment for, any validly tendered Shares (subject to the restrictions referred to above), may amend the Offer consistent with the terms of the Merger Agreement, or may terminate the Offer if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated (the "HSR Condition"), (iii) the receipt by Purchaser and Merger Sub of the cash proceeds of its equity and debt financing in an amount necessary to consummate the Offer or (iv) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing:

          (a) There shall be threatened in writing or pending any suit, action or proceeding by a federal, state or foreign court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") (but only if such suit, action or proceeding is deemed by Purchaser to have a reasonable likelihood of success) (i) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Purchaser, Merger Sub or any of their respective subsidiaries of a material portion of the businesses or assets of the Company, Purchaser, Merger Sub or any of their respective subsidiaries which could reasonably be expected to result in a change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (A) the assets, liabilities, properties, results of operations, or conditions (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under the Merger Agreement (a "Company Material Adverse Effect") as a result of the Offer or any other transactions contemplated by this Agreement, (ii) seeking to compel the Company, Purchaser, or Merger Sub to dispose of or hold separate any material portion of their respective business or assets as a result of the Offer or any other transactions contemplated by Merger Agreement, (iii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the consummation of any of the other transactions contemplated by the Agreement or the Voting Agreement, (iv) seeking to impose material limitations on the ability of Purchaser or Merger Sub, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, or (v) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the Company's shareholders. There shall be any statute, rule regulation, judgment, order or injunction enacted, entered, enforced, promulgated or applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

          (b) Any of the representations and warranties of the Company set forth in the Merger Agreement, without, for purposes of this paragraph (b) only, giving effect to any qualifications as to materiality, shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date, which need to be true and correct as of such particular date), or the Company shall have breached or failed to comply with, in any material respect, any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which in either case could reasonably be expected to have a Company Material Adverse Effect.

          (c) It shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, Merger Sub or any of their affiliates and stockholders of the Company listed on Schedule 2.8 of the Merger Agreement, and (i) shall have acquired or announced its intention to acquire beneficial ownership of more than 20% of the outstanding Shares or
     (ii) shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; provided, that clause (i) hereof shall not continue after the date on which the Minimum Condition is satisfied.

          (d) The Merger Agreement shall have been terminated in accordance with its terms.

          (e) Prior to the purchase of Shares pursuant to the Offer, the Company Board (i) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger (ii) shall have recommended a Takeover Proposal (as defined in the Merger Agreement), or (iii) shall have adopted any resolution to effect any of the foregoing.

          (f) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, or in Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, in the case of any of the situations in clauses (i) through (iii) inclusive, existing on the date hereof, a material acceleration or worsening thereof.

          (g) The Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 30 business days.

          (h) Any party identified with an asterisk on Exhibit A to the Voting Agreement other than Purchaser or Merger Sub shall have breached or failed to perform any of its agreements under such agreement or breach any of its representations and warranties in such agreement or any such agreement shall not be valid, binding and enforceable; provided, that this clause (h) shall be deemed satisfied upon the satisfaction of the Minimum Condition.

          (i) There shall have occurred any events or changes which have had, or could reasonably be expected to have or constitute, individually or in the aggregate, a Company Material Adverse Effect.

          (j) The Company shall have less than $22,991,000 of freely available cash or cash equivalents ("Minimum Cash"); provided, that the following adjustments may be made, without duplication, to Minimum Cash: (i) in the event the Offer is not consummated before August 15, 1999, Minimum Cash shall be reduced by $750,000 (representing employee bonuses), (ii) in the event the Offer is not consummated before September 15, 1999, Minimum Cash shall be reduced by $1,000,000 (representing payment of the Company's Federal income taxes), (iii) in the event the Offer is not consummated before October 15, 1999, Minimum Cash shall be reduced by $800,000 (representing payment of the Company's Federal income taxes), (iv) Minimum Cash shall be determined without giving effect to Company Expenses, and (v) Minimum Cash may be reduced by an amount not to exceed $1,350,000 in the aggregate (such aggregate amount, the "Operating Cash Shortfall") so long as the Company's consolidated non-cash, net working capital (i.e., current assets (excluding cash and cash equivalents) less current liabilities as determined in accordance with generally accepted accounting principles, applied on a basis consistent with the preparation of the financial statements described in the Merger Agreement) ("Working Capital") exceeds $2,098,000 (the Company's Working Capital as of June 30, 1999) (less up to $500,000 for capital expenditures made by the Company in accordance with
     Section 5.1(h) of the Merger Agreement) by an amount equal to or greater than such Operating Cash Shortfall. The condition set forth in this clause
     (j) shall be satisfied upon the presentation of evidence, documentation and information by the Company to Purchaser that the Minimum Cash, and all adjustments thereto (including with respect to the Operating Cash Shortfall and working capital) as of the consummation of the Offer.

          (k) Purchaser or Merger Sub shall have not received the cash proceeds of equity and debt financing in an amount necessary to consummate the Offer, the Merger and the other transactions contemplated by the Agreement and to pay all fees and expenses in connection therewith and to provide adequate working capital for the Surviving Corporation, all on terms and conditions satisfactory to the Purchaser and Merger Sub.

     All conditions of the Offer must be satisfied or waived prior to the Expiration Date, provided, however, that the Expiration Date may be extended in accordance with the Merger Agreement. If an event occurs which requires a determination of whether or not one or more of the conditions set forth above in paragraphs (i), (j) and (k) have been satisfied, Purchaser will promptly make such a determination. At such time, Purchaser will extend the Expiration Date if Purchaser determines that it may do so under the Merger Agreement and that satisfaction of the condition or conditions in question is forthcoming.

10. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Purchaser and discussions of representatives of Purchaser with representatives of the Company during Purchaser's investigation of the Company, neither Purchaser nor Merger Sub is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Except as described under "The Tender Offer -- Certain Conditions to the Offer," Purchaser does not currently intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described under "The Tender Offer -- Certain Conditions to the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Merger Sub or that certain parts of the businesses of the Company, Purchaser or Merger Sub might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed herein.

     STATE TAKEOVER LAWS. Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See
Section 9 ("The Tender Offer -- Certain Conditions of the Offer").

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are not subject to such requirements.

     MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of its current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     VISIONSHAPE, INC. ANTITRUST LITIGATION. According to the Company, the Company was sued on September 26, 1997 in the Superior Court of Orange County, California, by VisionShape, Inc. ("VisionShape") alleging antitrust and other violations based upon an alleged tie between the Company's accelerator boards and software. This case was dismissed by the Superior Court on July 15, 1998 but VisionShape has appealed. According to the Company, the Company does not believe the claim to have any merit.

11. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     The Merger Agreement provides, except in certain cases in which the Merger is not consummated, that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

     Purchaser has retained IBJ Whitehall Bank & Trust Company as the Depositary, MacKenzie Partners, Inc. as the Information Agent, and Dresdner Kleinwort Benson North America LLC as the financial adviser and the Dealer Manager in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview, and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     Purchaser will pay reasonable and customary fee to the Depositary and the Information Agent and will also reimburse the Depositary, the Information Agent and the Dealer Manager for certain out-of-pocket expenses. Purchaser and Merger Sub have agreed to indemnify the Depositary and Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws.

     It is estimated that the expenses incurred by the Company, Purchaser and Merger Sub in connection with the Offer and the Merger will be approximately as set forth below:

Filing Fees.................................................    $   30,000
Financial Advisory Fees and Expenses........................     1,425,000
Accounting Fees and Expenses................................       200,000
Financing and Commitment Fees...............................     1,377,000
Legal Fees and Expenses.....................................       865,000
Printing and Mailing Costs..................................       132,000
Miscellaneous...............................................       571,000
                                                                ----------
Total:......................................................    $4,600,000
                                                                ==========

     The Surviving Corporation will be responsible for all of the foregoing fees and expenses if the Effective Time occurs. Under certain circumstances, the Company is obligated to reimburse the Purchaser for its Expenses and to pay a Termination Fee; and under certain other circumstances, Purchaser and Merger Sub are obligated to reimburse the Company for its Expenses. See "Special
Factors -- The Merger Agreement."

12. MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid United States state statute. If Purchaser becomes aware of any such valid United States state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such United States state statute. If, after such good faith effort, Purchaser cannot comply with any such United States state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, MERGER SUB OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser, Merger Sub, DICOM and Private Equity Partners have filed the
Schedule 14D-1, together with all exhibits thereto, and the Company has filed the Schedule 14D-9, together with all exhibits thereto. Such statements, and any amendments thereto, which furnish certain additional information with respect to the Offer, may be examined and copies may be obtained at the same places and in the same manner set forth in "The Tender Offer -- Certain Information Concerning the Company" (except that they will not be available at regional offices of the Commission).

                                          Imaging Components Corporation

August 3, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
          OF PURCHASER, MERGER SUB, DICOM AND PRIVATE EQUITY PARTNERS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person who is or who is currently expected to be a director or executive officer of Purchaser. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                        DURING THE PAST FIVE YEARS
     -------------------------------------------  -------------------------------------------
1.   Otto Schmid................................  Dr. Schmid is President of Purchaser and
     c/o DICOM GROUP plc                          Merger Sub and a member of the Board of
     Business Building Forren West                Directors. In 1991, he co-founded DICOM and
     Grundstrasse 14                              has served as Chairman and Chief Executive
     CH-6343 Rotkreuz (Zug)                       since its formation. Dr. Schmid, age 61, is
     Switzerland                                  a Swiss national with degrees in
                                                  mathematics and in economics from the
                                                  University of Zurich, where he completed a
                                                  doctoral thesis in business forecasting in
                                                  1970. In 1969 he co-founded and was
                                                  managing director at Wirtschafts Mathematik
                                                  AG, a Swiss service company for
                                                  mathematical statistics and applied
                                                  mathematics. In 1978, he joined ACU
                                                  Infomatik AG, a Swiss distribution company
                                                  for computer peripherals, and became a
                                                  director, with responsibility for corporate
                                                  development.
2.   Arnold von Buren...........................  Mr. von Buren is Secretary of Purchaser and
     c/o DICOM GROUP plc                          Merger Sub and a member of the Board of
     Business Building Forren West                Directors. He has served as Deputy Chief
     Grundstrasse 14                              Executive of DICOM since November 1995. Mr.
     CH-6343 Rotkreuz (Zug)                       von Buren, age 47, is, a Swiss citizen,
     Switzerland                                  with a degree in Economics and Business
                                                  Administration. He has worked in the
                                                  computer industry since 1978, including
                                                  three years in the USA. He joined ACU
                                                  Informatik AG in Switzerland in 1983,
                                                  working in sales and administration, and he
                                                  co-founded and became general manager of
                                                  Computerway in 1989.
3.   Alexander P. Coleman.......................  Mr. Coleman is Vice President of Purchaser
     c/o Dresdner Kleinwort Benson                and Merger Sub and a member of the Board of
     Private Equity LLC                           Directors. He is an Investment Partner of
     75 Wall Street, 24th Floor                   the SBIC and a Vice President of Dresdner
     New York, New York 10005-2889                Kleinwort Benson North America LLC. He
                                                  joined Dresdner Kleinwort Benson in
                                                  January, 1996, and is an active board
                                                  member with a number of portfolio
                                                  companies. Mr. Coleman has been involved in
                                                  management buyouts, cross-border equities,
                                                  expansion financings and venture capital
                                                  since joining Citicorp originally in 1989.
                                                  Mr. Coleman, age 32, is a United States
                                                  citizen.
4.   George N. Fugelsang........................  Mr. Fugelsang is expected to be a
     c/o Dresdner Kleinwort Benson                non-executive member of the Board of
                                                  Directors of Purchaser

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                        DURING THE PAST FIVE YEARS
     -------------------------------------------  -------------------------------------------
     Private Equity LLC                           and Merger Sub. He joined Dresdner Bank AG
     75 Wall Street, 24th Floor                   in February of 1994, at which time he was
     New York, New York 10005-2889                named President of Dresdner Securities
                                                  (USA) Inc. On April 1, 1994, he was named
                                                  Senior General Manager Dresdner Bank AG,
                                                  and Chief Executive, North America.
                                                  Fugelsang is currently President and CEO of
                                                  Dresdner Kleinwort Benson North America
                                                  Inc. He is a member of the Management Board
                                                  of Dresdner Kleinwort Benson, Dresdner
                                                  Bank's Global Investment Banking
                                                  subsidiary. Mr. Fugelsang, age 59, is a
                                                  United States citizen.
5.   David S. Silver............................  Mr. Silver is expected to be Chief
     c/o Kofax Image Products, Inc.               Executive Officer and a Director of
     16245 Laguna Canyon Road                     Purchaser. He co- founded Kofax Image
     Irvine, California 92618                     Products, Inc. (the "Company") in August
                                                  1985 and has served as President and Chief
                                                  Executive Officer and a director of the
                                                  Company since its inception. From 1982 to
                                                  1985, Mr. Silver was employed by FileNet
                                                  Corporation, a manufacturer of document
                                                  image processing systems, as a member of
                                                  the development team for the FileNet
                                                  imaging system. Prior to 1982, Mr. Silver
                                                  held various engineering positions with MAI
                                                  Basic Four Corporation, a manufacturer of
                                                  computer equipment and associated
                                                  application software programs. Mr. Silver,
                                                  age 41, is a United States citizen.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each director and executive officer of Merger Sub. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Merger Sub.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                         DURING THE PAST FIVE YEARS
     ------------------------------------------    ------------------------------------------
1.   Otto Schmid...............................    See Part 1 of this Schedule I.
2.   Arnold von Buren..........................    See Part 1 of this Schedule I.
3.   Alexander P. Coleman......................    See Part 1 of this Schedule I.
4.   George N. Fugelsang.......................    See Part 1 of this Schedule I.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF DICOM. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person currently a director or executive officer of DICOM. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with DICOM.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                         DURING THE PAST FIVE YEARS
     ------------------------------------------    ------------------------------------------
1.   Otto Schmid...............................    Dr. Schmid is Chairman and Chief
     DICOM GROUP plc                               Executive. In 1991, he co-founded DICOM
     Business Building Forren West                 and has served as Chairman and Chief
     Grundstrasse 14                               Executive since its formation. Dr. Schmid,
     CH-6343 Rotkreuz (Zug)                        age 61, is a Swiss national with degrees
     Switzerland                                   in mathematics and in economics from the
                                                   University of Zurich, where he completed a
                                                   doctoral thesis in business forecasting in
                                                   1970. In 1969 he co-founded and was
                                                   managing director at Wirtschafts
                                                   Mathematik AG, a Swiss service company for
                                                   mathematical statistics and applied
                                                   mathematics. In 1978, he joined ACU
                                                   Infomatik AG, a Swiss distribution company
                                                   for computer peripherals, and became a
                                                   director, with responsibility for
                                                   corporate development.
2.   Arnold von Buren..........................    Mr. von Buren has served as Deputy Chief
     DICOM GROUP plc                               Executive since November 1995. Mr. von
     Business Building Forren West                 Buren, age 47, is, a Swiss citizen, with a
     Grundstrasse 14                               degree in Economics and Business
     CH-6343 Rotkreuz (Zug)                        Administration. He has worked in the
     Switzerland                                   computer industry since 1978, including
                                                   three years in the USA. He joined ACU
                                                   Informatik AG in Switzerland in 1983,
                                                   working in sales and administration, and
                                                   he co-founded and became general manager
                                                   of Computerway in 1989.
3.   Walter Greifeneder........................    Mr. Greifeneder, age 42, is Deputy Chief
     DICOM GROUP plc                               Executive, with Board responsibility for
     Business Building Forren West                 the General Distribution (Trade) business
     Grundstrasse 14                               units. An Austrian citizen, he is chairman
     CH-6343 Rotkreuz (Zug)                        and chief executive of ELSAT. Following
     Switzerland                                   the acquisition of ELSAT in November 1996,
                                                   he was appointed Deputy Chief Executive of
                                                   the Group with responsibility for General
                                                   Distribution.
4.   Christoph Loslein.........................    Mr. Loslein, age 32, is Executive Director
     DICOM GROUP plc                               with Board responsibility for the
     Business Building Forren West                 Solutions and Applications business unit.
     Grundstrasse 14                               A German citizen, he worked for Pyramid
     CH-6343 Rotkreuz (Zug)                        Computer GmbH, a computer systems company,
     Switzerland                                   in Germany from 1986 to 1993, initially as
                                                   purchasing manager, then as marketing
                                                   manager and latterly as sales manager and
                                                   an executive director. In 1993 he joined
                                                   the Old DICOM GROUP to start its German
                                                   operations and was also given Group
                                                   responsibility for Focused Distribution in
                                                   November 1996, roles he relinquished when
                                                   he assumed his current position in
                                                   September 1997.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                         DURING THE PAST FIVE YEARS
     ------------------------------------------    ------------------------------------------
5.   Urs Niederberger..........................    Mr. Niederberger, age 33, is Finance
     DICOM GROUP plc                               Director. A Swiss citizen, he obtained a
     Business Building Forren West                 degree in Economics and Business
     Grundstrasse 14                               Administration at the Lucerne Business
     CH-6343 Rotkreuz (Zug)                        School and is a Swiss qualified Financial
     Switzerland                                   Management Consultant ("Dipl.
                                                   Treuhandexperte"). He worked as an
                                                   accountant for a number of companies
                                                   between 1987 and 1990. Since then he has
                                                   worked for DICOM, from 1993 to 1996 as a
                                                   consultant with Visura Consulting, part of
                                                   BDO International. He became Chief
                                                   Financial Officer in October 1997.
6.   Bruce Powell..............................    Mr. Powell, FCA, WA (Cantab), age 50, a
     DICOM GROUP plc                               British citizen, is a non-executive
     Business Building Forren West                 director. He has been involved in a group
     Grundstrasse 14                               executive role with the flotation on the
     CH-6343 Rotkreuz (Zug)                        London Stock Exchange and subsequent
     Switzerland                                   operational management of Acal Group plc
                                                   and VideoLogic Group Plc. He is a
                                                   non-executive director of AIT Group plc
                                                   and non-executive chairman of Dataform
                                                   Group Ltd. and a director of ChemMedllCa
                                                   Pharmaceuticals Ltd.
7.   Paul Gerny................................    Mr. Gerny, age 57, a Swiss citizen, is
     DICOM GROUP plc                               Strategic Advisor of the European Managing
     Business Building Forren West                 Board of SEI, a leading European
     Grundstrasse 14                               distributor of electronic components, and
     CH-6343 Rotkreuz (Zug)                        a non-executive director of a major
     Switzerland                                   Australian document management company
                                                   among other interests. He was also elected
                                                   as Chairman and Chief Executive of Aspro
                                                   Technology Ltd., a leading Power Supply
                                                   company, based in Switzerland and Peoples
                                                   Republic of China.
8.   John Incledon.............................    Mr. Incledon, age 61, a British citizen,
     DICOM GROUP plc                               is a non- executive director. After
     Business Building Forren West                 National Service and five years working in
     Grundstrasse 14                               engineering, he obtained an MBA at Harvard
     CH-6343 Rotkreuz (Zug)                        Business School. He then spent four years
     Switzerland                                   in the New York office of Ernst & Young
                                                   before joining NM Rothschild & Sons. For
                                                   the last 25 years he has worked in
                                                   corporate finance, mainly with technology
                                                   based international companies. He has
                                                   served as a director of listed and
                                                   privately held companies in the United
                                                   States and in Europe for over 20 years and
                                                   has extensive experience of distribution
                                                   businesses.

     4. DIRECTORS AND EXECUTIVE OFFICERS OF PRIVATE EQUITY PARTNERS. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person currently a director or executive officer of Private Equity Partners. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Private Equity Partners.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                         DURING THE PAST FIVE YEARS
     ------------------------------------------    ------------------------------------------
1.   Christopher Wright........................    Mr. Wright is head of the Global Private
     Dresdner Kleinwort Benson                     Equity businesses of Dresdner Kleinwort
     Private Equity LLC                            Benson, and chairman of the Group Private
     75 Wall Street, 24th Floor                    Equity Board, Mr. Wright, age 42, has
     New York, New York 10005-2889                 spent over 16 years financing and advising
                                                   private companies in the US, Canada, Asia
                                                   and Europe. Mr. Wright joined Kleinwort
                                                   Benson Limited in London in 1978. Mr.
                                                   Wright is a British citizen.
2.   Iain D. Leigh.............................    Mr. Leigh is a Managing Investment Partner
     Dresdner Kleinwort Benson                     for Dresdner Kleinwort Benson Private
     Private Equity LLC                            Equity Partners LLC, a Director of
     75 Wall Street, 24th Floor                    Kleinwort Benson Limited, and President of
     New York, New York 10005-2889                 Kleinwort Benson (U.S.) Asset Managers
                                                   LLC. He has held a number of senior
                                                   operations financial positions in the
                                                   Group in Asia and Europe. He moved to New
                                                   York in 1990 and currently has
                                                   responsibilities for sourcing and
                                                   executing private equity transactions, Mr.
                                                   Leigh, age 43, is a British citizen.
3.   Jonathan S. Walker........................    Mr. Walker, age 51, is a Senior Investment
     Dresdner Kleinwort Benson                     partner of the SBIC, a Board member of
     Private Equity LLC                            Kleinwort Benson Limited and a member of
     75 Wall Street, 24th Floor                    the Investment Committee of KBMF I. Mr.
     New York, New York 10005-2889                 Walker is on the Board of a number of
                                                   investor companies. Mr. Walker is a
                                                   British citizen.
4.   Alexander P. Coleman......................    Mr. Coleman is Vice President of Purchaser
     Dresdner Kleinwort Benson                     and Merger Sub. He is an Investment
     Private Equity LLC                            Partner of the SBIC and a Vice President
     75 Wall Street, 24th Floor                    of Dresdner Kleinwort Benson North America
     New York, New York 10005-2889                 LLC. He joined Dresdner Kleinwort Benson
                                                   in January, 1996 and is an active board
                                                   member with a number of portfolio
                                                   companies. Mr. Coleman has been involved
                                                   in management buyouts, cross-border
                                                   equities, expansion financings and venture
                                                   capital since joining Citicorp originally
                                                   in 1989. Mr. Coleman, age 32, is a United
                                                   States citizen.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT, MATERIAL POSITIONS HELD
                  NAME AND ADDRESS                         DURING THE PAST FIVE YEARS
     ------------------------------------------    ------------------------------------------
5.   G. Volkert H. Doeksen.....................    Mr. Doeksen is an Investment Partner of
     Dresdner Kleinwort Benson                     the SBIC, a First Vice President of
     Private Equity LLC                            Dresdner Kleinwort Benson North America
     75 Wall Street, 24th Floor                    LLC and a Board member of Kleinwort Benson
     New York, New York 10005-2889                 Limited. He joined Kleinwort Benson's
                                                   London office in 1992, to set up the
                                                   bank's Dutch and Belgian corporate finance
                                                   activities. Mr. Doeksen moved to the New
                                                   York office in October 1994. Mr. Doeksen,
                                                   age 36, is a citizen of the Netherlands.
6.   Richard H. Wolf...........................    Mr. Wolf is an Investment Partner of the
     Dresdner Kleinwort Benson                     SBIC and a portfolio manager with
     Private Equity LLC                            Kleinwort Benson (U.S.) Asset Managers LLC
     75 Wall Street, 24th Floor                    with substantial transactional experience
     New York, New York 10005-2889                 in structuring private equity and debt
                                                   investments. Mr. Wolf, age 39, currently
                                                   acts as a portfolio manager for an off-
                                                   shore closed end mezzanine and venture
                                                   capital fund and previously acted as
                                                   portfolio manager for a privately held
                                                   mezzanine and venture capital fund. Mr.
                                                   Wolf is a United States citizen.

                                                                     SCHEDULE II

                        DIRECTORS AND EXECUTIVE OFFICERS
                                 OF THE COMPANY

     DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the name, current business address and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person currently a director or executive officer of the Company. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Company. Each individual listed below is a citizen of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
              NAME AND ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------  --------------------------------------------------------
1.   David S. Silver........................  Mr. Silver co-founded the Company in August 1985 and has
     Kofax Image Products, Inc.               served as President and Chief Executive Officer and a
     16245 Laguna Canyon Road                 director of the Company since its inception. From 1982
     Irvine, California 92618                 to 1985, Mr. Silver was employed by FileNet Corporation,
                                              a manufacturer of document image processing systems, as
                                              a member of the development team for the FileNet imaging
                                              system. Prior to 1982, Mr. Silver held various
                                              engineering positions with MAI Basic Four Corporation, a
                                              manufacturer of computer equipment and associated
                                              application software programs.

2.   Dean A. Hough*.........................  Mr. Hough co-founded the Company in August 1985 and has
     Kofax Image Products, Inc.               served as a Vice President and a Director of the Company
     16245 Laguna Canyon Road                 since that time. From 1983 to 1985, Mr. Hough was
     Irvine, California 92618                 employed by FileNet Corporation, where he participated
                                              in the development of a variety of the imaging
                                              components of the FileNet imaging system. Prior to 1983,
                                              Mr. Hough held various design and engineering positions
                                              with MAI Basic Four Corporation and Scientific Atlanta,
                                              a manufacturer of scientific instruments and equipment.

3.   Richard M. Murphy......................  Richard M. Murphy joined the Company as a Vice
     Kofax Image Products, Inc.               President, Sales in November 1989. From 1984 to 1989,
     16245 Laguna Canyon Road                 Mr. Murphy held various sales management positions with
     Irvine, California 92618                 Emulex Corporation, a manufacturer of computer storage,
                                              communications, graphics and peripheral products, where
                                              he served as Vice President, Domestic Sales from
                                              September 1987 to January 1989 and as Vice President,
                                              North American Sales from January 1989 to November 1989.
                                              Prior to 1984, Mr. Murphy held various sales positions
                                              with Hamilton-Avnet Electronics, Kierulff Electronics
                                              and Telefile Computer Products.

4.   Ronald J. Fikert.......................  Mr. Fikert joined the Company as Vice President, Finance
     Kofax Image Products, Inc.               in February 1990. From March 1989 to February 1990, Mr.
     16245 Laguna Canyon Road                 Fikert worked as an independent management consultant.
     Irvine, California 92618                 From 1984 to 1989, Mr. Fikert was employed by General
                                              Monitors, a manufacturer of sensing, monitoring and
                                              detection equipment, where he served as Controller. From
                                              1979 to 1984, he was employed by Modular Command
                                              Systems, a manufacturer of

---------------

* Will no longer be an officer effective as of August 31, 1999.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
              NAME AND ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------  --------------------------------------------------------
                                              electronic communications hardware and software, as Vice
                                              President, Finance and Secretary. Prior to joining
                                              Modular Command Systems, Mr. Fikert was Director of
                                              Finance for Esterline Electronics, a manufacturer of
                                              electronic products, and was an accountant with Arthur
                                              Andersen & Co. Mr. Fikert is a

5.   Kevin Drum.............................  Mr. Drum joined the Company in November 1992 and was
     Kofax Image Products, Inc.               promoted to Vice President, Marketing in July 1995.
     16245 Laguna Canyon Road                 Prior to that time, his positions with the Company
     Irvine, California 92618                 included Director of Marketing and Senior Product
                                              Manager. From 1984 to 1992, Mr. Drum was employed by
                                              Emulex Corporation, where he served as a senior product
                                              manager from 1988 to 1992.

6.   Alexander P. Cilento...................  Mr. Cilento has been a member of the Company's Board of
     Kofax Image Products, Inc.               Directors since 1986. Since 1991, Mr. Cilento has been a
     16245 Laguna Canyon Road                 General Partner of Aspen Venture Partners, a private
     Irvine, California 92618                 venture capital investment partnership. From 1985
                                              through 1991, Mr. Cilento was employed by 3i Securities
                                              Corporation, a venture capital investment firm, where he
                                              served as Vice President.

7.   William E. Drobish.....................  Mr. Drobish has been a member of the Company's Board of
     Kofax Image Products, Inc.               Directors since 1986. Since 1998, Dr. Drobish has been
     16245 Laguna Canyon Road                 President of Ditrans, a developer of digital
     Irvine, California 92618                 transceivers for the wireless industry, and since 1984
                                              an instructor at the University of California, Irvine's
                                              Extension Program. Dr. Drobish was a founder, Vice
                                              President, director and Secretary of Silicon Systems,
                                              Inc., a manufacturer of integrated circuits. Dr. Drobish
                                              is also a director of Technology Modeling Associates,
                                              Inc., a provider of physical simulation software to
                                              support integrated circuit design and manufacturing.

8.   B. Allen Lay...........................  Mr. Lay has been a member of the Company's Board of
     Kofax Image Products, Inc.               Directors since 1990. Since 1982, Mr. Lay has been a
     16245 Laguna Canyon Road                 general partner of Southern California Ventures, a
     Irvine, California 92618                 private venture capital investment partnership. Mr. Lay
                                              also serves as a director of the following public
                                              companies: PairGain Technologies, Inc., a provider of
                                              telecommunications products; ViaSat, Inc., a provider of
                                              wireless telecommunications products; and Helisys, Inc.,
                                              a provider of rapid prototyping systems.

9.   David C. Seigle........................  Mr. Seigle has been a member of the Company's Board of
     Kofax Image Products, Inc.               Directors since 1992. From 1996 to 1998, Mr. Seigle was
     16245 Laguna Canyon Road                 president of Technology's Edge, a franchisor of
     Irvine, California 92618                 technology integrators. From 1992 to 1996 Mr. Seigle was
                                              a consultant and private investor. From 1982 to 1991,
                                              Mr. Seigle was employed by FileNet Corporation in
                                              various positions, including Senior Vice President of
                                              International Operations from 1987 to 1991. Mr. Seigle
                                              is currently a director of Interface Systems, Inc., a
                                              manufacturer and distributor of computer peripherals and
                                              software.

                                                                         ANNEX A

     The following is the text of Section 262 of the Delaware General Corporation Law:

     262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger of consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of (1)such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of (1)such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subscription and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw (1)such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after (1)such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted
(1)such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that (2)such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded (1)appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of (1)such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

             (i) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

---------------

Ch. 339, L. '98, eff. 7-1-98, added matter in italic and deleted (1)"his" and
(2)"he".

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                       IBJ WHITEHALL BANK & TRUST COMPANY

          By Mail:               By Hand or By Overnight             By Facsimile:
         P.O. BOX 84                    Courier:                     (212) 858-2611
    BOWLING GREEN STATION      IBJ WHITEHALL BANK & TRUST   (FOR ELIGIBLE INSTITUTIONS ONLY)
     NEW YORK, NEW YORK                  COMPANY
         10274-0084                 ONE STATE STREET              Confirm by Telephone
    ATTN: REORGANIZATION        NEW YORK, NEW YORK 10004             (212) 858-2103
     OPERATIONS DEPARTMENT     ATTN: SECURITIES PROCESSING
                                         WINDOW,
                                  SUBCELLAR ONE, (SC-1)

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)

                                       OR

                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                        [Dresdner Kleinwort Benson LOGO]

                                 75 WALL STREET
                            NEW YORK, NEW YORK 10005
                            (212) 429-2000 EXT. 2958

                                       OR

                    CALL TOLL FREE (800) 457-0245 EXT. 2958